AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September ___, 2006
                                              REGISTRATION NO: 333-133624

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
                                Amendment No.3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     INTEGRATED MANAGEMENT INFORMATION, INC.


              Colorado                         0751                         43-1802805
              --------                         ----                         ----------
     (State of jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer Identification
   incorporation or organization)  Classification Code Number)               Number)

                221 Wilcox, Suite A Castle Rock, Colorado 80104
               ---------------------------------------------------

                                 (303) 895-3002
                   -------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                                 John Saunders
   President, Chief Executive Officer, and Chairman of the Board of Directors
                      221 Wilcox, Suite A Castle Rock, Colorado 80104
                                 (303) 895-3002
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                 Hank Vanderkam
                             Vanderkam & Associates
                      1301 Travis, #1200 Houston, TX 77002
                       (713) 547-8900, (713) 547-8910 fax

Approximate date of commencement of proposed sale to the public: As soon as practical after the date this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=============================================================================================
  Title of Each Class                     Proposed Maximum   Proposed Maximum
  of Securities to     Amount             Offering Price     Aggregate         Amount of
  be Registered        To be Registered   Per Share          Offering Price    Registration Fee
================       ================   ==============     ===============   ===============

 Common Stock, $0.001
 par value per share    17,867,515(1)        $0.83             $14,830,037        $1,586.81
================       ================   ==============     ===============   ===============

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2) The maximum offering price has been estimated solely for the purpose of determining our registration fee pursuant to Rule 457(c) as the most recent sales prices of our common stock was that offered in our last private placement which closed on February 12, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                For the Initial Public Offering of the Stock of

                     Integrated Management Information, Inc.

                        17,867,515 Shares of Common Stock

This prospectus relates to the resale of up to 17,867,515 shares of our common stock, from time to time, by some of our shareholders who purchased shares of our common stock in private placements that we completed on May 30, 2005 and February 12, 2006, shares issued for the partial conversion of a note, shares issued to our underwriter as well as the shares of our founding shareholders.

These shareholders are referred to throughout this prospectus as the "selling shareholders." The selling shareholders may sell the common stock covered by this prospectus, from time to time, directly or through agents or dealers, on terms to be determined at the time of sale. Because there is currently no market for our common stock, the prices at which the selling shareholder will sell their shares is a fixed price of $0.83 until the securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The selling shareholders will receive all of the proceeds from any sales of our common stock made pursuant to this prospectus. Accordingly, we will receive no proceeds from sales of our common stock made pursuant to this prospectus. We are paying the expenses of registering the shares covered by this prospectus and preparing this prospectus, but the selling shareholders will pay any selling expenses incurred by them in connection with the shares of common stock covered by this prospectus.

Our common stock is not currently traded.

Investing in our common stock involves a high degree of risk. Please see the section entitled "Risk Factors" beginning on page 6 of this prospectus to read about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      The date of this prospectus is
                                   ___, 2006.





                                TABLE OF CONTENTS


Prospectus Summary..........................................................   4
Risk Factors................................................................   6
Special Note Regarding Forward-Looking Statements...........................   9
Use of Proceeds.............................................................  10
Market for our Common Stock and Related Shareholder Matters.................  10
Management's Discussion and Analysis of Financial Condition and Results
of Operation................................................................  11
Discription of Business.....................................................  15
Description of Properties...................................................  20
Legal Proceedings...........................................................  20
Directors, Executive Officers and Significant Employees.....................  20
Executive Compensation......................................................  23
Certain Relationships and Related Transactions..............................  24
Security Ownership of Certain Beneficial Owners and Management..............  26
Description of Common Stock.................................................  27
Indemnification For Securities Act Liabilities..............................  28
Selling Shareholders........................................................  28
Plan of Distribution........................................................  32
Legal Opinion...............................................................  33
Experts.....................................................................  33
Additional Information......................................................  33
Index to Financial Statements...............................................  34

             ------------------------------------------------------



                      Dealer Prospectus Delivery Obligation

Until ________ 2006 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.




             =====================================================

                               PROSPECTUS SUMMARY

The following summary highlights important information about the offering of common stock covered by this prospectus, but it may not contain all of the information that is important to you. You should read this summary only in conjunction with the more detailed information regarding this offering, our company, our common stock and our financial statements appearing elsewhere in this prospectus, including the section entitled "Risk Factors" beginning on page 6 of this prospectus.

             ------------------------------------------------------

Our Company

We were organized to apply information technology and electronic documentation management to the livestock industry by addressing the growing importance to the industry (producers, processors, and customers) of detailed information regarding identification, traceability, and verification of marketing claims such as: source of origin information, genetic background, animal treatment, animal health history, animal age, animal movements, nutrition, and other credence attributes (those claims made that can not be confirmed by visual inspection once the product reaches the meat case and is marketed to the consumer). To address this demand, we developed a range of proprietary web based applications, consulting methodologies, auditing processes, and other services to allow the livestock industry to record, manage, report, and audit this information .

General
On July 1, 2006, we moved our principal executive offices from Platte City, Missouri to 221 Wilcox, Suite A, Castle Rock, Colorado 80104. Our website address is www.imiglobal.com.

Shares Being Registered

The Private Placements

We completed two private placements of securities on May 30, 2005 and February 12, 2006, respectively, in which we sold shares of our common stock. In the May 30, 2005 Private Placement, we sold 928,796 shares of our common stock at $0.91 per share and the founding shareholders and two members of the Company's Board of Directors directly sold 442,860 shares. In the February 12, 2006 Private Placement, we sold 1,585,400 shares of our common stock at $1.25 per share. Simultaneously, the Company purchased 5,500,000 shares, 4,800,000 from the founding shareholders at $0.075 per share and 800,000 from two members of the Board of Directors for $0.75 per share.

We offered and sold the shares in reliance on Section 4(2) of the Securities Act. In connection with the sale, the selling shareholders represented to us that they were "accredited investors" within the meaning of Regulation D promulgated under the Securities Act.

Other Shares Being Registered

We are also registering 6,091,427 shares issued to our founding shareholders, John and Leann Saunders 2,663,186 shares for the conversion of notes and options associated with the notes, and 200,000 shares issued to our underwriters, Westrock Advisors, Inc. which redistributed them to their employees, Michael Baker and Deborah A. Ziwot.

In February 2006, our shares were split on a three for two basis. Therefore, the number of shares being registered is 150% of the afore-referenced number. Of the "Other Shares", a significant number of these shares have been gifted to third parties. See "Selling Shareholders".



                                  The Offering

Issuer:                     Integrated Management Information, Inc.

Securities Offered:         The selling shareholders are offering up
                            to 17,867,515 shares of our common stock.
                            The shares consist of 17,867,515 outstanding shares of common stock that we sold in private placements and shares originally issued to our founders

OTC Symbol:                            "________"

Securities Outstanding:     As of September 15, 2006, 17,867,515 shares
                            of our common stock were issued and
                            outstanding.  This
                            number represents the three (3) for
                            two (2) forward split approved by
                            the shareholders on February 14,
                            2006.

Use of Proceeds:            We will not receive any proceeds from
                            sales of our common stock covered
                            by this prospectus. The selling
                            shareholders will receive all proceeds
                            from sales of common stock covered by this prospectus.

Offering                    Price: The offering
                            price for the shares of
                            common stock covered by
                            this prospectus will be at $.83 until the securities are quoted on the OTC Bulletin Board and thereafter at market or negotiated prices for the shares at the time of their sale or in negotiated transactions.

Risk Factors:               An investment in our common stock
                            is highly speculative. You should read the "Risk Factors" section beginning on page 6 of this prospectus (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with a purchase of our common stock.

                            Summary Financial Data

The following financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements included elsewhere in this prospectus.

------------------------------------- ----------------------- ------------------
                                     Year Ended December     Year Ended December   Six Months Ended      Six Months Ended
                                        31, 2005                 31, 2004           June 30, 2006          June 30, 2005
------------------------------------- ------------------- ---------------------   ------------------     --------------------

Statements of Operations Data:
------------------------------------- ------------------- ---------------------
Revenues                                      $  957,894           $   451,305          $661,028                $ 331,160
------------------------------------- ------------------- ---------------------  ---------------------  ---------------------
Cost of Sales                                    534,158               160,832           303,222                  184,255
------------------------------------- ------------------- ---------------------  ---------------------  ---------------------
Expenses                                       1,414,007               238,061         1,067,712                  659,369
------------------------------------- ------------------- ---------------------  ---------------------  ---------------------
Other Income (expenses)                         (37,701)              (11,913)            (6,290)                 (29,711)
------------------------------------- ------------------- ---------------------  ---------------------  ---------------------
Net income (loss)                            (1,027,972)               40,499            716,196                 (542,175)
------------------------------------- ------------------- ---------------------  ---------------------  ---------------------
Basic income (loss) per common share             ($0.04)                $0.00              (0.04)                   (0.02)
------------------------------------- ------------------- ---------------------  ---------------------  ---------------------
Average shares outstanding                   23,300,069            16,470,000         19,751,890               22,294,067
------------------------------------- ------------------- ---------------------  ---------------------  ---------------------

Balance Sheet:                         December 31, 2005     December 31, 2004        June 30, 2006
------------------------------------- ------------------- ---------------------
Cash and cash equivalents                    $   684,833              $     12          232,627
------------------------------------- ------------------- ---------------------  ---------------------
Working Capital                                  599,322               (67,429)         135,298
------------------------------------- ------------------- ---------------------  ---------------------
Total assets                                   1,927,119               158,921          934,544
------------------------------------- ------------------- ---------------------  ---------------------
Total liabilities                                686,586               190,988          593,879
------------------------------------- ------------------- ---------------------  ---------------------
Total shareholders' equity                     1,240,533               (32,067)         340,665
------------------------------------- ------------------- ---------------------  ---------------------

                                  RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or cause the value of our common stock to drop. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose the value of your investment in our securities.

                          Risks Related to Our Business
                        ---------------------------------

We have had a history of operating losses, and there is no assurance that we will achieve profitability in the future.

We have a history of operating losses. For our calendar year ended December 31, 2005, we experienced a net loss from continuing operations of $1,027,972 and we were unprofitable during the first quarter of 2006 with a net loss of $401,382. It is uncertain if our future prospects will result in profitable operations. If we experience losses, the value of an investment in our common stock could decline significantly.

We may be unable to raise additional capital which is necessary to continue as ongoing concern.

We will not receive any proceeds from the sale of the common stock covered by this prospectus. If our business operations continue at their current levels, we will be unable to generate sufficient revenue and cash for our planned operations and will need to raise additional capital. We can give no assurances that additional capital will be available to us on favorable terms, or at all. At present, we have sufficient cash to fund our operations for approximately a half of a months. Based on our iternal estimates we will need approximately $950,000 to $1,000,000 over the next twelve months. We are presently negotiating with our bank for an additional loan of up to $200,000 and our founders have offered to lend funds to the company. As to the remaining funds, once the registration is declared effective, we will seek to raise additional equity through the sale of shares or convertible notes. Our inability to obtain additional capital, if and when needed, would have a material adverse effect upon our financial condition and our ability to continue as a going concern.

Market Acceptance of our recently introduced products is uncertain.

Although management believes that market acceptance of our recently introduced products, particularly our USVerified Source and Age Verification Sysytems are likely, market adoption is not certain. The Company can offer investors no assurances that its products will generate sufficient revenues to support a profitable business. If sales of these products are inadequate, revenues may not be sufficient to sustain our business, which may result in cessation of operations.

In excess of 40% of our projected near-term revenue growth is contingent upon sales of USVerified Source and Age Verification Systems.

We are currently benefiting from a slow but growing movement among US beef producers to source and age verify beef products. This emerging trend is fueled in part by the reopening of US beef export trade with Japan and other countries. The Company, however, can offer investors no assurances that even though trade barriers to US beef exports, especially with respect to Japan, have been lifted,that there will be market acceptance of U.S. beef. In the event that export markets do not develop, we may not be able to achieve revenue growth as planned, because there will be little incentive for producers to use our verification products thus jeopardizing our viability as a profitable entity.

Unless the Japanese market regains its acceptance of U.S. beef,there is a limited market for our products.

As a result of mad cow disease in at least one animal in the U.S., the Japanese and Korean beef markets were closed to U.S. cattle and have been so for a protracted period except for a few weeks in December 2005 and January 2006 with the Japanese market. Because the Japanese and Korean markets are the largest beef export markets for U.S. producers accounting for approximately 37% and 24% repectively, and because each market requires verification, it is important to the sale of our products. Because the U.S. market does not mandate verification, there is limited incentive for beef producers to purchase our products. Therefore, unless the Japanese market for U.S. beef which just reopened,remains open and there is again consumer acceptance of U.S. beef,our sales will be significantly impaired and we will be unable to operate at a profit.

In the event that market demand for beef products declines, our customers may not be able to generate sufficient revenues to justify purchase of our verification solutions and consulting services

Public attitudes towards beef may be influenced by claims that beef products are unsafe for consumption or pose unknown health risks. Decreased demand for beef products could have a material adverse affect on the operating results and financial condition of our existing or prospective customers. If operating results of our customes are impaired, the resources that our customers can devote to building information systems for tracking cattle and herd management would be reduced which in turn would limit purchases of our verification solutions and consulting services. Therefore, our ability to generate revenue is subject to the risks and uncertainties relating to the financial condition of its customers.

Our future success depends upon our ability to obtain and enforce patents; prevent others from infringing on our patents, trademarks and other intellectual property rights; and operate without infringing upon the patents and proprietary rights of others.

We will be able to protect our intellectual property from unauthorized use of third parties only to the extent that it is covered by valid and enforceable patents and trademarks. We currently have three patents pending with the U.S. Patent Office, one of which accounts for over 40% of our total revenues. Patent protection generally involves complex legal and factual issues and, therefore, the enforceability of patent rights cannot be predicted with certainty. Moreover, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. In the event that patents owned by us do not provide adequate protection, we may not be able to prevent competitors from offering substantially similar products and services. Failure to protect our proprietary rights could seriously impair our competitive position.

In the event that third parties claim that our current or future products or services infringe upon their intellectual property, we may face litigation and be prevented from selling the products and services at issue. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that past or future assertion or prosecutions could harm our business. Litigation either in defense of our intellectual property rights or in response to infringement claims made by others may be, both expensive and time consuming, which in turn would adversely affect our business.

We operate in a highly competitive industry with a limited market characterized by changing technology, frequent introductions of new products, product enhancements, and evolving industry standards.

We compete with many other vendors of products and services designed for tracking cattle and for herd management. Our competitors range from small start-up companies to multi-national firms of which there are at least four - See "Competition" below. These four competitors have significantly greater financial, technical and marketing resources. Competition is likely to intensify as current competitors expand their product offerings and as new companies enter the market. Increasing competition may result in reduced margins and the loss of market share. Our competitors may offer broader product lines or technologies that are more commercially attractive and gain greater market acceptance than our current or future products. Additionally, new technology may render our products obsolete.

Our future success depends to a significant degree upon the continued service of key senior management personnel, in particular, John and Leann Saunders.

Both John and Leann Saunders' reputation and prominence in the field provide the Company with a strong competitive advantage. While they are currently bound by employment agreements, we can offer investors no assurance that John and or Leann Saunders will be able to continue to work for us in the event of an unforeseen accident, severe injury or major disease, or on a long-term basis. The loss of key personnel could have a material adverse effect on our business and operating results.

We may be unable to raise additional capital which is necessary to continue as ongoing concern.

We will not receive any proceeds from the sale of the common stock covered by this prospectus. If our business operations continue at their current levels, we will be unable to generate sufficient revenue and cash for our planned operations and we will need to raise additional capital. We presently have sufficient capital to fund operations through approximatley September 15, 2006. We can give no assurances that additional capital will be available to us on favorable terms, or at all. Our inability to obtain additional capital, if and when needed, would have a material adverse effect upon our financial condition and our ability to continue as a going concern.

New corporate governance requirements are likely to increase our costs and make it more difficult to attract qualified directors.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules adopted by the Securities and Exchange Commission. We expect that these laws, rules and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming and costly particularly the outside review of our internal controls. We also expect that these new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new requirements are also likely to make it more difficult for us to attract and retain qualified individuals to serve as members of our board of directors or committees of the board.

Because we are not presently subject to the same corporate governance standards as companies listed on registered stock exchanges or NASDAQ, our officers and Directors may have interests adverse to those of the Shareholders.

Registered stock exchanges and NASDAQ have enhanced corporate governance requirements that apply to issuers that list their securities on those exchanges. We plan to apply for the listing of our shares on the OTC Bulletin Board, which does not have comparable requirements. For instance, we are not required to have any independent directors or to adopt a code of ethics. In certain circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise. We do not presently have a policy to resolve conflicts of interest. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our shareholders in general, these persons may have interests different than yours which could adversely affect your investment.

                    Risks Related to Owning Our Common Stock

There is limited liquidity on the OTC Bulletin Board which may impact your ability to sell your shares.

We plan to apply for listing of our shares on the OTC Bulletin Board. However, merely because a security is listed on the OTC Bulletin Board does not guaranty that there will be any trading volume in our shares. When fewer shares of a security are traded on the OTC Bulletin Board, price volatility may increase and price movement may outpace the ability of the OTC Bulletin Board to deliver accurate quote information. If there is low trading volumes in our common stock, there may be a lower likelihood of orders for shares of our common stock being executed, and current prices may differ significantly from prices quoted by the OTC Bulletin Board at the time of order entry.

Our common stock is subject to the penny stock rules which will limit the market for our common stock and increase the cost of sale because of additional broker compensation.

The term "penny stock" generally refers to low-priced, speculative securities of very small companies such as ours. Before a broker-dealer can sell a penny stock, Securities and Exchange Commission rules require the broker-dealer to first approve the customer for the transaction and receive from the customer a written agreement for the transaction. The broker-dealer must furnish the customer with a document describing the risks of investing in penny stocks. The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the broker-dealer and its broker will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the customer's account. These requirements make penny stocks more difficult to trade and because of the additional services to be performed by the broker will generally result in increased commissions and /or a wider spread between the bid and ask price of the stock. Since our common stock is subject to the penny stock rules, the market liquidity of our common stock may be adversely affected which could limit your ability to sell your shares.

There may be a greater risk of fraud on the OTC Bulletin Board.

OTC Bulletin Board securities are frequently targets for fraud or market manipulation because they are not regulated as closely as securities listed on exchanges. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of market prices. While there is regulation of the OTC Bulletin Board, it is not as comprehensive as the regulation of the listed exchange or NASDAQ. If our shares are listed on the OTC Bulletin Board and this should
occur,   the  value  of  an   investment  in  our  common  stock  could  decline
significantly.

You could suffer substantial dilution and our stock price could decline if we issue additional securities in the future or if current holders of our securities choose to sell a large portion of their holdings at the same time.

Our common stock, if listed following our application, may not continue to be traded on the OTC Bulletin Board which may make it more difficult to sell your shares.

We cannot provide any assurance that our common stock, if listed following our application, will continue to trade on the OTC Bulletin Board. To retain our listing, our required SEC reports must be timely filed. There can be no guarantee that our reports will be timely filed, as delays in their filing may be beyond our control, such as a dispute with the auditor or the unavailability of required information. Should our common stock cease to trade on the OTC Bulletin Board and fail to qualify for listing on another stock exchange or trading system, our common stock would be listed for trading only on the "Pink Sheets," which generally provide an even less liquid market than the OTC Bulletin Board. In such event, shareholders may find it more difficult to trade our common stock or to obtain accurate, current information concerning market prices for our common stock, all of which would have a negative effect on the value of your shares.

We do not plan to pay dividends on our common stock.

We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock. There are no assurances that the price of our common stock will ever appreciate in value particularly if we continue to sustain operating losses. Investors seeking cash dividends should not buy our common stock.

It can be difficult to edit or cancel orders on the OTC Bulletin Board, which may impair your ability to sell our common stock at a favorable price.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed. As a result, it may not be possible to edit orders. Consequently, it may not be possible to sell our common stock at a favorable price.

Increased dealer compensation could adversely affect the price of our common stock.

If our shares are listed on the OTC Bulletin Board, the dealer's spread (the difference between the bid and ask prices) may be larger than that for shares traded on an exchange,and may result in substantial losses to the seller of shares of our common stock on the OTC Bulletin Board if such stock must be sold immediately. Further, purchasers of our shares of common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for shares of our common stock on the OTC Bulletin Board due to the foregoing, demand for the shares of our common stock on the OTC Bulletin Board may be decreased or eliminated.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements made are reasonable, ultimately we may not achieve such plans, fulfill such intentions or meet such expectations.



             ------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you any information or to make any representations to you, other than those contained or incorporated by reference in this prospectus, in connection with the offer contained in this prospectus and, if given or made, you should not rely on such information or representations as having been authorized by us.

             ------------------------------------------------------


This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. In addition, this prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of the documents that we discuss in this prospectus. In making a decision to invest in our common stock, you must rely on your own examination of our company and the terms of the offering and the common stock, including the merits and risks involved.

             ------------------------------------------------------

We are not making any representation to you regarding the legality of an investment in our common stock by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

             ------------------------------------------------------



                                 Use of Proceeds

We will not receive any proceeds from the sale of our common stock covered by this prospectus. The selling shareholders listed on pages 28 through 31 will receive all of the proceeds covered by this Prospectus.

                        Determination of Offering Price

The Offering price was determined by taking the price ($1.25) at which the shares were offered in our last private placement which closed on February 12, 2006 ($0.83) adjusted for the three for two forward split of our stock). It is not based on book value, a multiple of earnings, the prospects of the Company, or other historic criteria of value.


             Market for Common Stock and Related Shareholder Matters

There is presently no market for our common stock. None of our common stock is subject to outstanding options or warrants to purchase our shares, except those granted under the 2005 Stock Option Plan (1,462,500), warrants issued to our placement agent (297,810), options issued in connection with our purchase of Cattlefeeding.com (225,000), options to our founders as part of an arrangement whereby they sold 4,800,000 (pre-split) shares to the company for $0.075 per share (6,000,000), and 2006 options granted to the CFO (1,650,000) for a total of 9,635,310 options and warrants. There are 17,867,515 shares of our common stock outstanding, all of which are restricted securities. The restricted securities as defined under Rule 144 of the Securities Act may only be sold under Rule 144 or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that an affiliate, including directors, officers and control shareholders, who have satisfied a one year holding period for the restricted securities may sell, within any three month period subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock. Sales under Rule 144 must also be made without violating the manner-of-sale provisions, notice requirements, and the availability of public information about us. A sale of shares by such security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

Penny stock considerations

Our common stock is expected to trade on the over-the-counter electronic bulletin board or if we are unsuccessful to have it listed on the bulletin board, it will trade on the Pink Sheets and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-NASDAQ non-exchange traded equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

Transfer Agent and Registrar

We have appointed Corporate Stock Transfer, Inc. of Denver, Colorado to be the registrar and transfer agent for our common shares.

                                    Dividends

We have never declared or paid cash dividends on our capital stock, and we do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain future earnings,if any,to finance our operations and our future growth.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION
We are engaged in the business of livestock tracking and herd management verification solutions and consulting services for the livestock and the meat industry. We also maintain an internet portal dedicated to publishing news and trends in the agricultural industry and marketing products to this industry.

The following discussion and analysis contains forward-looking statements, which involve risk and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward looking statements.

Overview

We were incorporated in 1998 as a Missouri corporation. In March, 2005, we reincorporated in Delaware, and in March 2006, we changed our domicile from Delaware to Colorado.

Until December 31, 2004 we were structured as a Subchapter S corporation, as that term is defined in the Internal Revenue Code of 1986, as amended, with all income or loss passed through to the shareholders. Beginning on January 1, 2005 we converted to a Subchapter C corporation and began to be directly subject to federal and state income taxation.

On May 12, 2005, we completed an acquisition of the assets and assumed certain liabilities of Cattlefeeding.com, Inc. which owned and operated the
Cattlenetwork.com and the Cattlestore.com websites. The sales, costs, and expenses resulting from this acquisition have been included in our results of operations since the acquisition date. Therefore, approximately 7 1/2 months of the results of operations of these acquired businesses are included in our financial statements for the year ended December 31, 2005.

As set forth in Description of Business-Industry Background, customer demand for our solutions is, to a large extent supported by the U.S. beef industry's voluntary participation in quality verification programs related to the export of beef to international markets, including Japan, Mexico, South Korea, Canada and Europe. Subsequent to the discovery of the first case of mad cow disease in the U.S. in December, 2003, the governments of these and other countries banned the import of beef from the U.S. Since that time, based on increased confidence resulting from implementation of quality verification programs (such as those offered by us), some of these key export markets such as Mexico and Canada have reopened,but the Japan market, which has historically been the largest,remained closed (with the exception of a brief period from December 2005 to January
2006). However, on July 27, 2006 the Japanese indicated that they will partially re-open their market. The Korean and Chinese markets remain closed. The opportunity to participate in export markets presents a strong indicator of potential demand for approved verification processes, which have become essential. However, during the time in which the export markets are closed, demand for our verification products is limited as participation in verification programs in the U.S. is voluntary and is only required for exporting beef.

Results of Operations

Six Months Ended June 30, 2006 compared to the Six Months Ended June 30, 2005

All shares reflect the 3 for 2 forward stock split approved by shareholders on February 14, 2006.

Revenues. Revenues are derived from sales of our USVerified solutions customized product and service offerings, related hardware products, and advertising related to our internet-based online services. Revenues for the six months ended June 30, 2006 were $661,028, an increase of 100% over the 2005 amount of $331,160. The primary reason for the increase in sales was the mid-2005 launch of our USVerified offerings which contributed $269,201 in sales, compared with the 2005 amount of $71,750, when the program was still being tested. Additionally, $162,272 of the six months 2006 sales were attributable to revenues from internet-based online services (Cattlenetwork.com and Cattlestore.com), which were acquired on May 12, 2005 and, therefore the six months of 2005 reflects only a month and one half of revenue, or $56,750. Sales of our USVerified solutions are expected to represent a substantial proportion (in excess of 40%) of revenues in the future.

Cost of Sales and Gross Margin. Cost of sales for the six months ended June 30, 2006 were $303,222, an increase of 65% over the 2005 amount of $184,255. Gross margin increased to 54% of revenues for the first six months of 2006 compared to 44% for the first six months of 2005. The principal reason for the increase in cost of sales and gross margin relates to sales of USVerified solutions and Cattlenetwork.com advertising revenues. We anticipate that in the future, sales of our USVerified solutions and Cattlenetwork.com revenues will constitute an increasing proportion of overall revenue, which will assist in maintaining our overall gross margin percentage.

Selling,General and Administrative Expenses. Selling, general and administrative expenses for the six months ended June 30, 2006 were $1,067,712, an increase of 62% over the June 30, 2005 amount of $659,369. Overall, these expenses have increased across substantially all categories principally as a result of our ongoing focus on our USVerified solutions, the expansion of Cattlenetwork.com and Cattlestore.com and preparing for the registration of the Company's outstanding shares.

The primary categories increasing these expenses in the first six months of 2006 are salaries which increased from $151,015 in 2005 to $240,300 in 2006. Overall, headcount increased from four to fifteen from January 1, 2005 to June 30, 2006 (two of these persons are related to Cattlenetwork.com which was acquired in May
2005). Contracted services increased to $180,382 during the first six months of 2006 from the 2005 amount of $116,758 primarily as a result of our focus on
USVerified. Legal and Accounting fees increased from $53,175 to $143,552 primarily in connection with the anticipated filing of a Registration Statement. An additional $122,108 of the increase was related to increased stock-based compensation resulting from our adoption of FAS123(R), Stock-Based Payments. Based on the stock options granted in the first quarter of 2006, stock-based compensation will be $31,266 per quarter for the remainder of 2006.

Other Income (Expense). Net other expense for the six months ended June 30, 2006 decreased to $2,693 compared to $29,411 for the six months ended June 30, 2005. The decrease during 2006 was primarily attributable to $25,000 interest paid on the liquidation and conversion of a $25,000 Promissory Note, off-set by interest paid on the Cattlefeeding.com Promissory Note, by decreased borrowings under our line of credit, and interest income from cash investments.

Net Income (Loss). As a result of the foregoing, the net loss for the six months ended June 30, 2006 was $716,196 compared to net loss of $542,175 for the six months ended June 30, 2005.

Liquidity and Capital Resources

At June 30,2006, we had cash and cash equivalents of $232,627 and working capital of $135,298 compared to $684,833 of cash and cash equivalents and working capital of $599,322 at December 31, 2005. At December 31, 2005, we had restricted cash of $471,664, including $421,664 held in escrow for the purchase of treasury stock and a $50,000 certificate of deposit held as collateral against our line of credit. In the first quarter of 2006, the $421,664 held in escrow was released and the company acquired 8,250,000 shares of its common stock for an aggregate cash purchase price of $885,000 (See "Note 3-Common Stock" to the condensed financial statements for the quarter ended June 30,
2006).

Net cash used by operating activities during the six months ended June 30, 2006 was $505,641 compared to $425,952 used by operating activities during the six months ended June 30, 2005. The net cash used by operations was the principal reason for the overall reduction in our cash and cash equivalents balance.

Net cash provided by financing activities during the six months ended June 30, 2006 was $57,924, compared to $748,081 provided by financing activities during the six months ended June 30, 2005. As further discussed below, the net cash provided by financing activities was related primarily to the completion of private placements off-set by the acquisition of treasury stock in the first quarter of 2006.

Accounts receivable decreased to $122,956 at June 30, 2006, compared to $241,304 at December 31, 2005. The decrease in accounts receivable was primarily attributable to the increased level of USVerified revenues during the last two months of 2005 (which had not yet been collected as of December 31, 2005) principally resulting from the temporary opening of the Japanese beef export market (see "Description of Business-Industry Background"). The majority of these accounts receivable were collected in the first quarter of 2006.

We had no prepaid expenses as of December 31, 2005. As of June 30, 2006, prepaid expenses totaled $16,115 and related primarily to prepaid insurance.

Accounts payable and accrued expenses were $164,439 at June 30, 2006, compared to $190,030 at December 31, 2005. The decline relates primarily from reduced activity compared to the fourth quarter of 2005.

Deferred revenue at December 31, 2005 was $46,556, compared to $7,400 at June 30, 2006. The decrease in deferred revenue was attributable to completion of consulting contracts during the second quarter of 2006 and acceleration of our US Verified development cycle.

In January 2005, in connection with the conversion from a Subchapter S Corporation to a Subchapter C Corporation as those terms are defined under the Internal Revenue Code of 1986, as amended and conversion of outstanding principal and interest under a $75,000 Promissory Note under which interest was payable at 10% per annum, we issued 16,452,000 shares to our founders and 1,417,050 shares to the holders of the Note. Concurrently, the holders of the Note exercised options to purchase an aggregate of 4,117,950 shares of Common Stock from us for $217,855 in cash.

In February 2006, the Company completed the private placement offering initiated in October 2005 and issued an additional 712,500 shares of Common Stock for cash at $0.83 per share, which resulted in proceeds of $549,219 net of issuance costs of $44,531. Concurrently, the Company purchased 1,050,000 shares of common stock at $0.50 per share from two members of the Company's Board of Directors and 7,200,000 shares at $0.05 per share from the Company's founders for an aggregate purchase price of $885,000. As additional consideration for the purchase of the foregoing shares from the Company's founders, the Company granted options to the founders to purchase an aggregate of 6,000,000 shares of Common Stock. These options vest at 1,500,000 per year over a period beginning January 1, 2007 to January 1, 2010 at exercise prices of $1.67 for the first three million and $2.67 for the remaining three million.

At present, we have sufficient cash to fund our operations for approximatley a half of a month. Based on our internal estimate, we will need approximately $950,000 to $1,000,000 over the next twelve months. We are presently negotiating with our bank for an additional loan of up to $200,000 and our founders have offered to lend funds to the Company. As to the remaining funds, once the registration is declared effective we will seek to raise additional equity through the sale of shares or convertible notes. However, we may not be successful in our efforts to raise this additional capital. There can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms, or at all.

As of June 30, 2006, the Company has no off-balance sheet arrangements of any type.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues. Revenues are derived from sales of our USVerified solutions customized product and service offerings, related hardware products, and advertising related to our internet-based online services. Revenues for the year ended December 31, 2005 were $957,894, an increase of 112% over the 2004 amount of $451,305. The primary reason for the increase in sales was the mid-2005 launch of our USVerified offerings which contributed $406,351 in sales, compared with the 2004 amount of $8,000. In addition, $120,218 of 2005 sales were attributable to revenues from internet-based online services (Cattlenetwork.com and Cattlestore.com), which were acquired on May 12, 2005 and, therefore were not part of 2004 results. Revenues from our other product and service offerings, primarily consulting and contract web based development, were $431,325 compared with the 2004 amount of $443,305. Sales of our USVerified solutions are expected to represent a substantial proportion (in excess of 40%) of revenues in the future. As set forth in Description of Business--Industry Background, we believe that customer demand for our USVerified solutions will increase substantially with the reopening of key export markets.

Cost of Sales and Gross Margin. Cost of sales for the year ended December 31, 2005 were $534,158, an increase of 232% over the 2004 amount of $160,832. Gross margin decreased to 44% of revenues for 2005 compared to 64% for 2004. A principal reason for this increase in cost of sales and corresponding decrease in gross margin percentage was that the 2005 amount includes an allocation for salaries paid to our founders. Prior to our conversion from a Subchapter S corporation to a Subchapter C corporation under the Internal Revenue code on January 1, 2005, these individuals received a substantial portion of their compensation ($120,686 during 2004) as dividends (which are not included in cost of sales) rather than salary. In addition, during 2005 there was a substantial increase in the amount of revenue from sales of hardware, which carries a lower gross margin percentage. We anticipate that in the future, sales of our USVerified solutions will constitute an increasing proportion of overall revenue, which will result in a corresponding increase in overall gross margin percentage due to the comparatively higher margins derived from USVerified relative to our other product and service offerings.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2005 were $1,414,007, an increase of 494% over the 2004 amount of $238,061. Overall, these expenses have increased across substantially all categories principally as a result of our mid-year launch of our USVerified solutions, the expansion of Cattlenetwork.com and Cattlestore.com and preparing for the registration of the Company's outstanding shares.

The primary categories increasing these expenses are salaries which increased from $39,384 (excluding the $120,686 subchapter S dividends) to $258,647. Overall, headcount increased from three at the beginning of 2004 to four at the end of 2004 and twelve by the end of 2005. Two persons of the increase in 2005 are related to the acquisition of Cattlenetwork.com. Contracted services increased to $361,934 in 2005 from $15,127 in 2004, primarily as a result or our focus on USVerified and the anticipated filing of a Registration Statement. Additionally, in connection with the launch of the USVerified solutions, travel and marketing /advertising expenses increased from $43,527 in 2004 to $221,020 in 2005. Legal and professional also increased from $8,858 in 2004 to $90,988 in 2005 as a result of the anticipated filing of a Registration Statement.

Other Income (Expense). Net other expense for the year ended December 31, 2005 increased to $37,701 compared to $11,913 for the year ended December 31, 2004. The increase during 2005 was primarily attributable to interest paid on the Promissory Note (which was issued in October 2004 and retired in May 2005), the Cattlefeeding.com Note (which was issued in May 2005), and increased borrowings under our line of credit (see Liquidity and Capital Resources and Notes to Financial Statements - Note 4 Notes payable).

Net Income (Loss). As a result of the foregoing, the net loss for the year ended December 31, 2005 was $1,027,972, compared to net income of $40,499 for the year ended December 31, 2004.

Critical Accounting Policies and Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported. The estimates that required management's most difficult subjective or complex judgments are described below.

Impairment of Goodwill

We recorded goodwill as a result of the acquisition of Cattlefeeding.com, Inc. Following the end of 2005, an assessment was made whether any of the goodwill recorded had been impaired. After an assessment by us and review by the independent accountants, no impairment charge was taken.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on management's best assessment of our outstanding receivables.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

Integrated Management Information, Inc. was incorporated in 1998 as a Missouri corporation. In March, 2005, we reincorporated in Delaware and in April 2006 we redomiciled to Colorado.

Until December 31, 2004 we operated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended, with any income or loss passed through to the shareholders for income tax purposes. Beginning January 1, 2005 we converted to a Subchapter C corporation and became subject to income taxation.

                             Description of Business

Overview and Business Development

We were organized to apply information technology and electronic documentation management to the livestock industry by addressing the growing importance to the industry (producers, processors, and customers) of detailed information regarding identification, traceability, and verification of marketing claims such as: source of origin information, genetic background, animal treatment, animal health history, animal age, animal movements, nutrition, and other credence attributes (those claims made that can not be confirmed by visual inspection once the product reaches the meat case and is marketed to the consumer). To address this demand, we developed a range of proprietary web based appliations, consulting methodologies, auditing processes, and other services to allow the livestock industry to record, manage, report, and audit this information.

In May 2005, we acquired certain assets and liabilities of Cattlefeeding.com, Inc., an entity which operated Cattenetwork.com, an internet-based online service providing news and information about the North American cattle industry. Cattlenetwork.com contributes revenues from its e-commerce activities (Cattlestore.com) and advertising.

Industry Background

As the cattle livestock industry has matured and expanded internationally, there has been an increasing need to record, manage, report and audit information regarding the source, age, genetic background, nutrition, and other credence attributes of livestock for the benefit of producers, processors, distributors, retailers, consumers, and regulators.

Demand for livestock identification, traceability and verification solutions further accelerated in recent years due to industry and consumer concerns regarding bovine spongiform encephalopathy (mad cow disease) governmental and industry regulations regarding recordkeeping for livestock, and technology, and technology advances, including radio frequency ID tags for livestock and web-based systems facilitating real-time data entry and reporting.

Many of the world's largest beef exporting countries, including Brazil, Argentina, and Australia, have established mandatory traceability and verification standards. Other countries have issued voluntary animal identification and traceability standards. The United States lags with regards to meeting this market demand, as the United States government has not to date established voluntary or mandatory traceability and verification standards. Currently, the Agriculture and Plant Health Inspection Services Agency ("APHIS") is working on the development of recommended voluntary animal identification and traceability standards. However, the estimated time for launch is not until January 2009.

To support industry driven marketing programs and to comply with regulations established by international export partners, the United States Department of Agriculture ("USDA"), Agriculture Marketing Service, Audit, Review and Compliance Branch has established the voluntary Quality System Assessment, Non Hormone Treated Cattle, and Process Verified programs based on ISO 9000 Standards. These programs provide guidelines and structure to enable suppliers of agricultural products and services to assure customers of their ability to provide consistent quality products or services by having their processes audited by independent, third-party audits using USDA approved methodologies and standards.

The USDA's Quality System Assessment (QSA) program is a documented quality management system and verification trail that can support specific product claims or customer requirements, as well as confirm compliance with export standards. The approved QSA must show that characteristics of the product are being monitored and measured accurately. Approved QSA programs are audited by the USDA at least twice per year.

The USDA's Process Verified Program ("PVP") is similar to the QSA program, but broader in scope. Like the QSA, PVP ensures that companies deliver products that meet stated product claims. In addition, it provides beef suppliers with a verifiable marketing tool. Once marketing claims are verified by the USDA, the company may use the "USDA Process Verified" shield on its marketing materials.

Both Quality Systems Assessment and Process Verification Programs are applicable to a company's entire program or certain portions of its programs where specified producer or product requirements are supported by a document quality management system and the documented delivery processes are verified through an independent, third party audit. To operate an approved program, suppliers must submit a documented quality management system to the Audit Review and Compliance Branch of the USDA Livestock and Seed Program and successfully pass a document review and an on-site audit.

Within the United States, these USDA programs are voluntary and are primarily useful in providing the industry with a process for demonstrating source, age, and quality attributes as the product moves through the supply chain. In addition, compliance with the programs allows producers to verify claims such as "all natural," "non-hormone treated," or "guaranteed tender."

To market beef products outside of the United States, suppliers must comply with the QSA and PVP policies and procedures and address the specified product requirements addressed in the USDA Export Verification ("EV") Program specific to each country. Regardless of final export destination or specific Export Verification program requirements, US suppliers seeking to sell beef products must participate in a pre-approved Quality System Assessment so as to have an approved means of verifying source, age, and other specific product requirements. Therefore, though the program is voluntary, it is mandatory to gain access to export markets.

To market beef products in Japan, Mexico, South Korea, Canada and Europe, the world's largest export markets, beef is required to be sourced from cattle that are of a certain maximum age at the time of slaughter. The USDA QSA program is the standard mechanism for verifying source and age for these export markets and, therefore, is a mandatory requirement for producers, packers, and distributors to sell beef products for export to these key markets.

These export markets represent a significant opportunity for the US cattle industry. Prior to the discovery of the first case of mad cow disease in the US in December 2003, the USDA estimated that the industry exported approximately $2.8B to Japan, Mexico, South Korea, and Canada. The governments of these and other countries responded to the discovery by forbidding import of beef from the US, and exports to these countries fell to approximately $0.4B during 2004. In large part because of implementation of the USDA QSA initiatives export partners' confidence in the US cattle supply increased, and many key export markets reopened, including Mexico, Hong Kong, Singapore, and Taiwan. In December 2005, Japan lifted its ban on imported US beef, but reinstated it in January 2006 after an inspection revealed a case of non-compliance with the Japanese import regulations. Current beef consumption within the US has not changed over the past 20 years, while the productivity of the US beef industry continues to improve. Therefore, international market access and growth is critical for the US beef industry. Future growth opportunities for US protein lie in consumption growth internationally, as only 2% of the world's population resides in the US. As of July 27, 2006, the Japanese market has reopened and has the Canadian, Mexican and European commodity markets. The Korean and Chinese markets remain closed.

The opportunity to participate in export markets presents a strong indicator of potential demand for approved verification processes, which have become essential. However, during the time in which the export markets are closed, demand for solutions to comply with these regulatory requirements is constrained.

The Business

To address the livestock industry's requirements to deploy and maintain identification, traceability, and verification systems and to facilitate participation in and compliance with the USDA's Quality System Assessment, Process Verification, and Beef Export Verification Programs, we have developed and offer a balanced portfolio of products and services. These solutions address specific requirements at each level of the livestock supply chain. In addition, we offer customized solutions to address unique customer requirements. We complement these products and services with our Cattlenetwork.com and Cattlestore.com industry information services and internet portals.

Our product and services offerings are described in further detail below.

USVerified

We offer a range of products and services under our USVerified brand to track, record, manage, report, and audit key data regarding livestock. Our offerings address the needs of each industry segment, and our customers span the supply chain from birth through the various stages of feeding and raising the livestock, to packing and distribution. We have no principal suppliers because most of our revenue is service related. What products we do purchase (principally cattle identification ear tags) we purchase from Allflex and Digital Angel. However, there are numerous other companies which manufacture and market such ear tags.

Our USVerified products and services offerings are tailored to the needs of each level of the beef supply chain in support of USDA programs:

     Suppliers (Cow/Calf Producers)

     SupplyVerified is a consulting and auditing service offered to cattle suppliers that enables them to demonstrate their ability to efficiently and accurately track key data related to the source and age of cattle. The USDA has informed us that our SupplyVerified program was the industry's first USDA approved offsite evaluation process for cattle suppliers to meet requirements under the USDA's Quality Systems Assessment (QSA) program.

     Under the SupplyVerified program, suppliers provide documentation to us about their processes for compliance with the QSA program. This documentation is evaluated and audited by us and, if warranted, we provide a certificate that the producer meets the requirements of source and age verification. We charge each cattle supplier a fixed annual fee for performing the audit and providing the certification. In order to maintain QSA certification, a supplier must participate in the annual audits.

     Based on the State of the Industry Report 2004 published by Primedia, the USDA estimates that there are approximately 792,050 independent suppliers of cattle in the United States, of which approximately 5,330 have herds of at least 500 head.

     Feed Yards

     We offer solutions to enable feed yards to comply with USDA's QSA requirements. Initially, we work with the feed yard to implement the required systems and procedures to track key data regarding the cattle that move through the operation, including source and age as well as additional health and nutritional information. This service is provided and priced to feed yards on a packaged basis, which includes access to our proprietary web based applications and processes, completion of a USDA program compliant manual, obtaining USDA approval, implementation services, and initial training. In addition, we offer a monthly service to maintain the USDA compliant manual and web host the data.

     Based on the State of the Industry Report 2004 published by Primedia, there are approximately 93,000 independent feed yards in the United States with approximately 2,200 having capacity of at least 1,000 heads.

     Packers

     We offer solutions to meat packers, processors and distributors to demonstrate that their products comply with USDA's QSA requirements, Export Verification ("EV") requirements as well as the USDA's Process Verified Program ("PVP"), which is broader in scope than the QSA program. Suppliers with approved USDA Process Verified Programs are able to make marketing claims associated with their process verified points -- such as age, source, feeding practices, or other raising and processing claims -- and market themselves as "USDA Process Verified." This service is provided and priced to meat packers on a packaged basis, which includes access to our proprietary web based applications and processes, completion of a USDA program compliant manual, obtaining USDA approval, implementation services, and initial training. In addition, we offer a monthly service to maintain the USDA compliant manual and web host the data.

     According to the most recent Packers & Stockyards data, in 2004 there were 689 federally inspected slaughter plants in the U.S. The top 4 firms slaughtered 69% of the total.

For the year ended December 31, 2005 our US Verified Programs provided approximately 42% of our revenue.

Consulting

In addition to our standard product offerings, we offer consulting and web-based development on a customized basis to meet special customer requirements. For the year-ended December 31, 2005, such services constituted approximately 27% of our total revenue.

Hardware

In support of these proprietary product and service offerings, we offer hardware products (primarily radio frequency identification cattle tags) to our customers. While these hardware products have lower profit margins compared with our proprietary offerings, they allow us to offer our customers a comprehensive solution. Approximately fourteen percent (14%) of our revenue was provided by the sale of hardware during the year-ended December 31, 2005.

Internet-Based Online Services

We own and operate Cattlenetwork.com, an internet-based online service providing news and information about the North American cattle industry and Cattlestore.com, an e-commerce site for customers to purchase a wide range of products and supplies related to agriculture. This business was acquired in May 2005. Prior to this acquisition, we did not offer any internet based online services.

According to Alexa Internet, an information service that tracks and analyzes website traffic, Cattlenetwork.com is the second largest online source of news and information regarding the North American cattle industry.

We derive revenue from our internet-based online service offerings through a combination of advertising sales to companies seeking to reach Cattlenetwork's unique base of readers and sales of products through Cattlestore.com. Internet Sales and advertising generated approximately twelve (12) percent of our revenue for the year-ended December 31, 2006.

Sales and Marketing

We sell our USVerified products and services directly to customers at various levels in the livestock supply chain. This program was formally launched in June of 2005 and represented a new line of business for the Company. Our largest customers are Smithfield, the largest U.S. pork packer and fifth largest beef packer; National Beef, the fourth largest U.S. beef packer; Harris Ranch; PM Beef Group; Creekstone Foods; US Premium Beef; America's Best Pork; Cargill Meat Solutions; Meyer Natural Angus; Land O Lakes; Purina Mills; Visa Trace; Walco Animal Health; Schering Plough Animal Health; Merial Corporation; Superior Livestock Marketing; The Beef Marketing Group; Angus GeneNet; Montana Branded Beef Association; Origen; the Missouri Department of Agriculture; the Missouri Veterinary Medical Association. No single customer generates more than 10% of our revenue.

Our marketing strategy includes direct marketing, advertising, event sponsorship, and trade show participation. From a public relations perspective, our staff is frequently quoted in industry trade journals and requested as speakers at various industry events as subject matter experts on the topics of animal identification, traceability, and the USDA QSA, EV and PVP programs. We maintain strong affiliations with the Beef Information Exchange, US Meat Export Federation, National Cattlemen's Beef Association, and Livestock Marketing Association.

In order to reach additional customers, we are developing strategic marketing partnerships with leading companies in the industry with complementary abilities and products. In February 2006, we entered into two strategic alliances:

o We announced a marketing agreement with Merial, Ltd. Under this agreement, Merial will offer our USVerified source and age verification solutions to cattle producers together with Merial's SUREHEALTH calf preconditioning program.

o We entered into an agreement with Superior Livestock, under which we will assist Superior Livestock in establishing a branded QSA compliant program, Superior Verified. Under this agreement, we will offer certification and auditing solutions to Superior Livestock's cattle producers.

We do not currently rely on any third party contracts with distributors, licenses or manufacturers in conducting our business.

Competition

Of the 792,050 independent suppliers of cattle in the United States, we estimate that only approximately 40,000 use some form of verification program. We currently provide tracking information for approximately 1,500 of these independent suppliers. Our system is a paper based system which does not require the use of a computer. All of the systems of our competitors require computer applications. Due to lack of the computerized technology and accessibility at the supplier level, the paper based system utilizing a fax machine has gained wider acceptance. THe remote transmittal of information by fax allows us to provide off-site evaluations. This reduces travel expenses and costs. Our system allows for offsite servicing (the review of the faxed information by our auditors and telephone verification) while all of our competitors require on site inspection. Our other advantage, to the best of our knowledge, is that our competitors do not offer a USDA approved program to feedlots and packers and therefore those that use our program also create additional opportunity with the cattle suppliers to utilize our verification (Supply Verify) program.

Our key competitors are:

AgInfolink, a privately held global information technology company that develops traceability tools for the world's food supply. In 2005, this company also acquired the business operations of Animal Permanent Electronic Identification Systems, Inc., a provider of animal traceability solutions to cattle producers in the central plains and Montana. AgInfolink competes with us on our Supplied Verify Program. We estimate that AgInfolink has less than 1,000 customers.

eMerge Interactive, Inc., a technology company serving the agricultural food service and healthcare industries. Its two principal business focuses are food safety technology and livestock management principally through its Inspection Control and Cattlelog Animal Information Systems. eMerge competes with us on our Supplied Verify Program. We estimate that eMerge has less than 1,000 customers.

MicroBeef Technologies, is a manufacturer of computerized real-time management systems for the beef industry. Its management systems include marketing management, information systems, nutrition programs and health administration. They also have a verification program, ECM, which competes with our Supply Verified Program. We estimate that MicroBeef has less then 500 customers.

Sterling Solutions, an affiliate of Sterling Marketing, Inc., offers market driven source verification programs designed for simplicity and compliance with domestic and international standards. Sterling Solutions is a USDA Process Verification Program which competes with our Supply Verified Program. We estimate that Sterling has approximately 150 customers.

Pricing

IMI believes that the following is the current pricing for each company's supply verification program.

a) AgInfolink - $4.00 per animal
b) eMerge - $3.50 per animal
c) MicroBeef - $7 per animal
d) Sterling - $12 per animal
e) IMI - Flat rate of $150 regardless of the number of animals

Intellectual Property

We have three patents pending: Serial No. 10/278,876 - Information system and method for gathering information relating to livestock; Serial No. 10/462,169 - Livestock pricing system; Serial No. 11/190, 245 - Computer program and method for establishing, documenting, implementing and maintaining a quality management system for quality systems assessment and product verification programs.

 We have been granted a trademark for Passport to Profitability, Beef Passport and Grid Max. We have filed trademark applications for Chuteside, Web Integrator, US Verified, IMI Global, the IMI Logo, Cattlenetwork and Cattlestore.

Employees

As of December 31, 2005, we had thirteen (13) employees all of which are full-time. As of September 15, 2006 we have fifteen (15) employees, all of which are full-time.


                            DESCRIPTION OF PROPERTIES

We lease approximately 1,500 square feet of office space in a two story building in Platte City, Missouri. Our lease expires on July 15, 2007. Our rent for the facility in Platte City, Missouri is $1,200 per month.

We lease approximately 3100 square feet of office space in a one story office facility in Catle Rock, Colorado which is used as our corporate headquarters. Our lease expires on June 18, 2011. Our rent for the facility in Castle Rock, Colorado is $4,973 per month.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of any contemplated legal proceeding by a governmental authority or a private party involving IMI Global.

            DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Directors

Our Bylaws provide that we have a minimum of three directors on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. Our directors are as follows:

--------------- ------- ----------------------------------- ---------------- --------------
          Name    Age             Positions Held             Director Since   Officer Since
--------------- ------- ----------------------------------- ---------------- --------------

John Saunders     34    President, CEO, & Chairman of the         1995             1995
                        Board
--------------- ------- ----------------------------------- ---------------- --------------
--------------- ------- ----------------------------------- ---------------- --------------
Dr. Gary Smith    67    Director                                  2006              -
--------------- ------- ----------------------------------- ---------------- --------------
--------------- ------- ----------------------------------- ---------------- --------------
Adam Larson       37    Director                                  2006              -
--------------- ------- ----------------------------------- ---------------- --------------
--------------- ------- ----------------------------------- ---------------- --------------
John Bellinger    51    Director                                  2006              -
--------------- ------- ----------------------------------- ---------------- --------------

The directors named above will serve until the next annual meeting of our stockholders to be held within six (6) months of the close of our fiscal year or until a successor is elected and qualified. Directors are elected for one year terms.

Executive Officers

Our executive officers are as follows:

           Name      Age                 Position
------------------ -------- -----------------------------------------------
John Saunders*       34       President, CEO & Chairman of the Board
------------------ -------- -----------------------------------------------
------------------ -------- -----------------------------------------------
Leann Saunders*      35       Executive Vice-President of Quality Services
------------------ -------- -----------------------------------------------
Mark D. McGregor     64       Chief Financial Officer
------------------ -------- -----------------------------------------------
Cory Weaver          34       Vice-President of Information Services
------------------ -------- -----------------------------------------------
Cara Gerken          36       Vice-President of Quality Services
------------------ -------- -----------------------------------------------

Our officers devote 100% of their time to our development and operation and do not participate in any other significant business activities.


* John and Leann Saunders are husband and wife

Significant Employees

Our significant employees are as follows.

     Name            Age                          Position Held
                     ---                          -------------

Dusty Markham        29         Assistant Vice President, Business Development
Rob Cook             39         Director, CattleNetwork.com


The business address for each of our officers and directors is 601 4th Street, Platte City, MO 64079.

DIRECTORS

John Saunders

(See biographic information under officers)

Dr. Gary Smith

Dr. Gary Smith is a professor in the Department of Animal Science at Colorado State University, a position he has held since 1990. Dr. Smith received his PhD in Meat Science and Muscle Biology from Texas A&M University. Dr. Smith has also taught at Washington State University, Texas A&M University and FSIS-USDA National Meat Inspection Training Center. Dr. Smith is a member of multiple professional associations and societies and has received numerous academic awards.

John Bellinger

John W. Bellinger is the CEO of Agri-West International, Inc. (AWI), which he founded in 1989. AWI is an international and domestic marketing firm offering brokerage and consulting services for the food industry and represents U.S. companies in various international markets along with trading U.S. meats internationally. In addition, AWI markets meat products in domestic supermarkets.

Mr. Bellinger received his Bachelor of Science degree from Texas A&M University in 1976. In 1978, he received a Master of Science degree in Animal Science. Mr.Bellinger is currently Chairman of the U.S. Meat Export Federation.

Adam Larson

Adam Larson has been involved in the cattle feeding and ranching business since 1991. During that period, he has been a member and manager of eight family organizations involved in cattle ranching and cattle feeding and is primarily involved in cattle financing. Mr. Larson is a graduate of the University of Colorado.

OFFICERS

John Saunders, President, Chief Executive Officer and Chairman of the Board

John Saunders founded our company in 1995 and has been its president and chief executive officer since founding. Prior to establishing our company, Mr. Saunders was a partner and consultant for Pathfinder Consulting Services, Inc. in Parker, Colorado. An expert in both technology and the livestock industry, Mr. Saunders is a graduate of Yale University.

Leann Saunders, Executive Vice President of Quality Services


Leann Saunders joined IMI in 2003 and is responsible for managing the product development, implementation and delivery of the USVerified product line. Prior to 2003, Mrs. Saunders worked for PM Beef Holdings, an integrated beef company, and developed a supply system for PM's Ranch to Retail product line and managed PM's USDA Process Verified program. She then served as the company's Vice President of Marketing and Communications. Prior to joining PM in 1996, Mrs. Saunders worked for McDonald's Corporation as a Purchasing Specialist, and Hudson Foods Corporation.

Mrs. Saunders graduated with a BS in Agriculture Business and an MS in Beef Industry Leadership from Colorado State University.

Mark D. McGregor, Chief Financial Officer

Mark McGregor joined us as of February 1, 2006 as our Chief Financial Officer. From 1995 to 2005 when it was acquired by Sun Microsystems, Inc., Mr. McGregor was Vice President - Corporate Treasurer and Corporate Development for Storage Technology Corporation. Mr. McGregor holds a B.A. degree in accounting from Texas A&M University and is a Certified Public Accountant.

Cory Weaver, Vice President of Information Technologies

Cory Weaver joined us in 1999 and serves as the company's Systems Project Leader where he is responsible for overseeing our new development projects and providing technical support to existing clients. Before joining us, Mr. Weaver worked with SYS-TEC Corporation where he installed and implemented inventory management systems for the US. Air Force and Navy. A graduate of Heidelberg College, he received a BS. degree in Business Administration and is a Certified Network Engineer.

Cara Gerken, Vice President of Quality Services

Cara Gerken is responsible for new product research, development and training for the USVerified development and auditing services. Prior to joining IMI in 2005, Mrs. Gerken served as a Livestock and Meat Marketing Specialist with the U.S. Department of Agriculture. Serving in that capacity since 1994, her work included coordinating Process Verified Programs (PVP) using ISO 9000 standards and developing the Department's PVP administration policy.

Mrs. Gerken is a graduate of Kansas State University where she earned a Bachelor of Science degree in Animal Science, and she received her M.S. in food science from Oklahoma State University.

Significant Employers

Dusty Markham, Assistant Vice President, Business Development

Dusty Markham joined IMI in September 2004. His main responsibilities are sales, customer support, and data management. Prior to joining IMI, Mr. Markham served as clinical database administrator for Pfizer Animal Health where he was responsible for collecting and managing data for clinical trials and quality assurance. He holds a B.S. degree in Computer Information Systems from Friend's University and an M.S. degree in Management from Baker University.

Rob Cook, Director of Cattlenetwork.com

Rob Cook joined us as director of Cattlenetwork.com when we acquired Cattlefeeding.com, Inc. in 2005. Mr. Cook founded Cattlefeeding.com in 2001 and has operated it since inception. Prior to founding Cattlefeeding, Mr. Cook was the Assistant General Manager of Brookover Company one of the twenty largest cattle feeding companies in the U.S. Mr. Cook has a B.S. degree in Agricultural Economics and Animal Science from the University of Nebraska and a J.D. in law from Creighton University.


Executive Compensation

The following table sets forth the annual compensation paid by us to our five highest paid executive officers and significant employees for services to us in all capacities during calendar years 2003, 2004 and 2005.


                                           Annual Compensation              Long-Term
                                                                          Compensation
                                                       Other Annual      Restricted Stock
    Name & Position    Year     Salary         Bonus      Compensation        Awards

John Saunders          2005    $105,397       -         $20,348(2)(3)
                       2004       -      $120,686(1)        9,511(2)
                       2003       -           -             2,111(2)

Leanne Saunders        2005      56,250                     2,602 (2)
                       2004       9,000   120,686(1)        2,569 (2)
                       2003 (6)  29,767       -               642 (2)

Cara Gerken            2005 (4)  75,166                     8,200 (2)

Cory Weaver            2005      74,466       -             2,039 (2)     712,500 options
                       2004      61,250       -             1,759 (2)
                       2003      60,000                     1,597 (2)

Rob Cook               2005(5)   61,667       -                -


(1) Subchapter S Corporation distribution total for John and Leann Saunders was $120,686
(2) Health insurance
(3) Automobile allowance ($12,000)
(4) Employment began on February 1, 2005
(5) Employment began on May 12, 2005
(6) Employment began on September 15, 2003

Stock options

The following table indicates the total number of stock options we granted to each named executive officers during calendar year 2005. The 6,000,000 options (post split) granted to John and Leanne Saunders as part of the redemption of 7,200,000 (post split) of their existing shares are not included in these tables because (1) they are not in the nature of a stock option normally granted employees but were issued as part of a capital transaction, and (2) all options are well out of the money.

           Options Granted During Calendar Year 2005 Individual Grants
                     Number of         Percent of Total
                    Securities         Options Granted
                Underlying Options    Employees in 2005     Exercise of Base
          Name      Granted (1)              (1)             Price ($/Share)  Expiration Date
          ----      -----------              ---              ---------       ---------------

Cory Weaver            712,500               90%                0.61              3-4-08
Cara Gerken             75,000               10%                0.61              3-4-08
                        ------               ---
                       787,500           100.00%
                       =======           =======

(1) Reflects the 3:2 stock split of February 2006

The following table indicates the total number of exercisable and unexercised stock options held by each named executive officers as of the close of business on December 31, 2005, and the value of those options. No named executive officer exercised stock options during calendar year 2005.

                    Aggregated       Individual Grants/Options
                                     Exercised in calendar year 2005
                                     and Option Values as of
                                     December 31, 2005
                                                                   Number of Securities
                  Shares Acquired on                              Underlying Unexercised
           Name      Exercise No.        Value Realized $           Options at 12/31/05
           ----      ------------        ----------------           -------------------
                                                                Exercised     Unexercised

Cory Weaver                 0                     0             0              712,500
Cara Gerken                 0                     0             0               50,000
                                                                                ------
Total                       0                     0             0              787,500
                            =                     =             =              =======


Board Structure

The board of directors held five meetings during calendar year 2005. At the present time, we have no nominating, executive or compensation committees. The full board presently functions as the audit committee, and we do not have an audit committee financial expert.

Director Compensation

We presently compensate all directors by paying them $500 per meeting attending in person and $200 per telephonic meeting in excess of fifteen minutes. The same compensation applies for any committee meetings attended. In addition, directors are reimbursed for all company travel related expenses.

Certain Relationships and Related Transactions

John Saunders, the President, Chief Executive Officer and Chairman of the Board of Directors is married to Leann Saunders our Executive Vice President of Quality Services.
As of December 31, 2005 Mr. Saunders was indebted to us in the amount of $1,900, which was repaid in February 2006.

At December 31, 2004, Mr. Saunders owed the Company $22,197. This amount was repaid in 2005.

In 2004 we recorded sales of $24,065 to the father of Leann Saunders, Mr.James Harlan Mayfield, and had an outstanding receivable as of December 31, 2004 of $21,585. This receivable was collected in December 2005.

In 2005, we recorded sales of $8,005 to the father of Leann Saunders, Mr James Harlan Mayfield. The receivable of $8,005 was paid in April 2006.

In 2005, we paid two board members, Messers Jay Belk and JW Roth, a total of $110,000 for business and investment services. Mr. Belk was paid $39,880 and Mr. Roth was paid $70,120.

Employment Agreements

We presently have employment agreements with three persons, John Saunders our president and Chief Executive Officer; Leann Saunders our Executive Vice President of Quality Services; and Mark McGregor, our Chief Financial Officer. Below is a summary of each agreement.

John Saunders. A one year agreement, which renews annually (unless terminated by either party) and provides for an annual salary of $90,000. The agreement contains a two year covenant not to compete in the event he leaves the company and provides for normal fringe benefits and the use of a company vehicle.

Leann Saunders. A one year agreement, which renews annually (unless terminated by either party) and provides for an annual salary of $90,000. The agreement contains a two year covenant not to compete in the event she leaves the company and provides for normal fringe benefits.

Mark McGregor. A one-year agreement, effective February 1, 2006 which renews annually (unless terminated by either party) and provides for an annual salary of $85,000. The agreement contains a two year covenant not to compete in the event he leaves the company, provides for normal fringe benefits, and grants him 1,100,000 stock options of which 400,000 vest immediately and the remaining 700,000 at various dates between January 1, 2007 and July 1, 2007.

Consulting Agreements

We have three consulting agreements, two for business development and market support and one for administrative and financial services. A summary of each agreement is detailed below.

Agreement with Jay D. Belk effective April 1, 2005. This agreement provides for business development and market support services to be rendered by Mr. Belk in exchange for $3,000 per month. The agreement will terminate twelve months after a registration statement of the Company is approved by the SEC, and becomes effective. Mr. Belk is a former director of the Company.

Agreement with JW Roth effective April 1, 2005. This agreement provides for business development and market support services to be rendered by Mr. Roth in exchange for $5,000 per month. The agreement will terminate twelve months after a registration statement of the Company is approved by the SEC, and becomes effective. By mutual agreement of the parties, this agreement has been amended so that it will now terminate as of September 30, 2006. Mr. Roth is a former director of the Company.

Agreement with Mark Byrne effective January 1, 2006 and ends on June 30, 2006. Under the terms of the agreement, Mr. Byrne is assisting the Company in the build out of the USVerified, Process Verified and Supply Verified Business lines and assist the company with various other administrative and financial services. For such services, Mr. Byrne is compensated $100 per hour.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 15, 2006, 17,867,515 shares of our common stock, $0.01 par value, were outstanding. The following tabulates holdings of our common shares by each person who, as of September 15, 2006, (a) holds of record or is known by us to own beneficially more than 5.0% of our common shares and, in addition, (b) by all of our directors and officers individually and as a group. To the best of our knowledge, each named beneficial owner who has sole voting and investment power with respect to the shares set forth opposite his name.

           Name & Address               Number of Shares          Percentage
         --------------------           ----------------          ----------
John and Leann Saunders                     7,977,143               44.65%
Cory Weaver                                    50,000                  (4)
Cara Gerken                                    50,000                  (4)
Mark McGregor                                       -
Dr. Gary Smith                                 50,000                  (4)
Adam Larson                                    60,000
John Bellinger                                      -
Jay Belk                                    1,632,889                9.14%
J.W. Roth                                   1,350,000                7.56%
                                           -----------            ----------

All officers & directors as a group
(8 persons)                                 8,187,143               45.82%
                                           ===========            ----------

(1) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each stockholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(2) John and Leann Saunders are husband and wife and own the shares as joint tenants.

(3)  The address for all persons is 221 Wilcox  Suite A Castle  Rock,  Colorado,
     80104

(4)  Less than 1%

Change of Control

There are currently no arrangements that would result in a change of control of the company.

                           DESCRIPTION OF COMMON STOCK

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our Articles of Incorporation authorize us to issue up to 95,000,000 common shares, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value. As of April 15, 2006, we had 17,867,515 shares of common stock outstanding held by our stockholders. No shares of preferred stock have been issued.

Liquidation Rights

Upon liquidation or dissolution,  each outstanding common share will be entitled
to  share  equally  in  our  assets  legally   available  for   distribution  to
stockholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends in the past and it is not anticipated that any dividends will be paid in the foreseeable future.

Voting Rights

Holders of our common shares are entitled to cast one vote for each share held at all stockholders meetings for all purposes. There are no cumulative voting rights.

Other Rights

Our common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to, or purchase, additional common shares in the event of a subsequent offering. There are no other material rights of the common stockholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of IMI Global. We have not issued any debt securities. Each stockholder of IMI Global will receive an annual report, including audited financial statements. Although IMI Global is not currently a reporting company, upon approval of this registration statement, it will begin filing quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our charter provides that we will indemnify our current and former directors, officers and employees against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of their services as directors, officers or employees of the company. Section 7 of the Colorado Business Corporation Act states that we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our employment agreements with our officers contain provisions requiring us to indemnify them to the fullest extent permitted by Colorado law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              SELLING SHAREHOLDERS



                                                                           Shares Owned
                            Name                                Before Offering     After Offering
-------------------------------------------------------------- ------------------- ------------------

John K Saunders & Leann Saunders (1)(5)                                 7,977,143          7,977,143
JW Roth(2)                                                              1,350,000          1,350,000
Federal National Fin Corp Pension P/S FBO Jay Belk(2)                     714,387            714,387
Jay D Belk & Tracy L Belk(2)                                              918,502            918,502
Cobank ACB (3)                                                            329,672            329,672
Amy Ames                                                                   30,000             30,000
Jon Angell                                                                181,319            181,319
Jon L Angell & Charlotte A Angell                                         138,000            138,000
Justin Angell                                                             404,837            404,837
Michael G Baker(4)                                                        150,000            150,000
Bank Of The West Cust FBO David H Hoark Self Directed IRA                  28,800             28,800
James R Belk & B Kay Belk                                                  41,210             41,210
Jeffrey P Belk                                                             41,210             41,210
Keith Belk                                                                 30,000             30,000
Keith E Belk & Joann Belk                                                  28,800             28,800
Sue Biddle                                                                 50,000             50,000
Melinda Birkeland                                                          20,000             20,000
Dale Blasi                                                                 18,746             18,746
Rod Bowling                                                                30,000             30,000
Frank H Brenton                                                            12,000             12,000
Eugene S Burk & Jerry C Burk                                               41,210             41,210
Jerry W Buxton                                                             18,000             18,000
Salvatore G Campoli & Lisa Campoli                                         12,000             12,000
Daniel L Carnahan                                                          41,210             41,210
Alan Charmichael                                                           30,000             30,000
Jason M Cooley                                                             18,000             18,000
Robert Cooper                                                              30,000             30,000
Cunningham Family Revocable Trust                                          12,000             12,000
Equity Trust Co Custodian FBO Tim R Mathes IRA                             12,000             12,000
Equity Trust Co Custodian FBO Charles J Horak Jr IRA                       30,000             30,000
Equity Trust Co Custodian FBO Barbara Horak IRA                            30,000             30,000
Federal National Fin Corp Pension P/S FBO Dl Carnahan                     714,388            714,388
Brian L Field                                                              12,000             12,000
First Baptist Church Of Castle Rock DBA Creekside Bible
Church                                                                     30,000             30,000
Frontier Farm Credit (3)                                                   41,210             41,210
George L Black Jr Trust                                                    41,210             41,210
Cara Gerken(5)                                                             50,000             50,000
William M Goldstein                                                        30,000             30,000
Brian M Grahams & Patricia A Grahams                                       14,400             14,400
Rich Grisham                                                              288,462            288,462
Michael S Hall                                                             41,210             41,210
Brad A Haun & Michelle A Haun                                              30,000             30,000

                                      29


Cecil D Haun & Carole L Haun                                               30,000             30,000
Torry P Head                                                                9,000              9,000
Christopher D Hepler                                                        6,000              6,000
James J Hepler                                                              6,000              6,000
Charles J Horak Jr & Barbara Horak                                         36,000             36,000
David H Horak & Anne D Horak                                              271,200            271,200
Jamie Glen House                                                          100,000            100,000
Torrey W House & Lori L House                                              28,800             28,800
Cadence International(3)                                                   39,284             39,284
Bilynn Johnson(5)                                                          20,000             20,000
Jennifer Johnson                                                           30,000             30,000
Roland H Johnson & Janie C Johnson                                         32,969             32,969
Chuck Jolley                                                               30,000             30,000
Kevin W Kackley                                                            12,000             12,000
Kado Enterprises LLC(3)                                                   100,419            100,419
Eric Kelton(5)                                                             30,000             30,000
Jason Kraft                                                                15,000             15,000
Michael Kramm & Doris Kramm                                                30,000             30,000
Pete Lapaseotes                                                            41,210             41,210
Pete Lapaseotes Jr                                                        132,000            132,000
Larson Brothers LLC(3)                                                     30,000             30,000
Amy Lieffring                                                              20,000             20,000
Grant Farms LLC(3)                                                         12,000             12,000
Rumford Farms LLC(3)                                                       24,000             24,000
Brent Lee Lowderman & Kristene S Lowderman                                 12,000             12,000
Eduardo Loya & Barbara Loya                                                30,000             30,000
Doug Markham                                                                8,243              8,243
Dusty Markham(5)                                                           50,000             50,000
Richard Markham & Rita Markham                                             74,177             74,177
Mary Kathleen Borck Trust                                                  12,000             12,000
Tim R Mathes & Sharon Mathes                                               48,000             48,000
The Matthew R Cook Trust                                                   24,000             24,000
Butch Mayfield                                                             50,000             50,000
Jim Mayfield                                                               30,000             30,000
Clark S Milligan & Marilyn F Milligan                                     180,000            180,000
Eric Moeder                                                                30,000             30,000
Robert A Moreno                                                            24,000             24,000

Grant Morgan(5)                                      20,000             20,000
Matt Morgan(5)                                       30,000             30,000
John Richard Newman & Virginia Newman                41,210             41,210
Norman W Hupe Trust                                  12,000             12,000
Jim Norwood                                          30,000             30,000
Robert J Overgaard & Carolyn F Overgaard             82,419             82,419
Terry L Phillips                                     12,000             12,000
Potomac Capital Partners LP(3)                      300,000            300,000
Progressive Ins Services Inc MPPP(3)                 11,700             11,700
Dan Pronovist                                         2,507              2,507
Dale A Redeker                                       41,210             41,210
Martin Redeker                                       41,210             41,210
Carol J Ross Trustee                                 60,000             60,000
Maynard Ross Trustee                                 60,000             60,000
Rodney L Ross & Tonda R Ross                        120,000            120,000
Clint J Roth &\ Amy L Roth                          164,837            164,837
Dennis D Roth & Margaret J Roth                      41,210             41,210
Rosie Sampson(5)                                     30,000             30,000
Susan Sanders(5)                                     20,000             20,000
Emily Saunders                                       20,000             20,000
Saunders Investment Co LLC (3)                      227,144            227,144
Ken Saunders Jr                                      58,243             58,243
Ken Saunders Sr                                      30,000             30,000
Randy Saunders                                       30,000             30,000
Wade Saunders                                        30,000             30,000
Jan Saunders                                         30,000             30,000
Gary Smith (5)                                       50,000             50,000
Linda Spire                                          18,746             18,746
Doug Stanton                                         50,000             50,000
Stower Ventures Inc(3)                               15,000             15,000
Rob Streight                                         20,000             20,000
William S Swafford & Laura Swafford                  61,451             61,451
Timpas Creek Finance Co LLC(3)                       30,000             30,000
Yoshi Tsuchiya                                       30,000             30,000
Michael J Unrein                                      9,000              9,000
Jake Wagner(5)                                       20,000             20,000
Ward Feedyard Inc(3)                                 30,000             30,000
Cory Weaver(5)                                       50,000             50,000
Wildcat Holdings Co LLC(3)                           17,400             17,400
Cheryl Wyatt                                         50,000             50,000
Deborah A Ziwot(4)                                  150,000            150,000
                                                 -----------         -----------
     Totals                                      17,867,515         17,867,515


(1) Even though all the shares of John & Leann Saunders are being registered, they have pledged to the Board of Directors that they will only be sold in accordance with Rule 144.

(2)  Jay Belk and JW Roth were directors of the company until February 12, 2006.

(3)  Persons having voting or investment control over the entities listed are:

    (a)  Cadence International-non profit religious ministry - Ron Dice,
         Controller
    (b)  Kado Enterprises LLC-Douglas J. Hepler
    (c) Larson Brothers LLC- Adam, Eric & Luke Larson - Adam Larson is also one of our directors.
    (d)  Grant Farms LLC-James Grant
    (e)  Rumford Farms LLC-Jim Rumford
    (f)  Progressive Insurance Services, Inc. MPPP-Russel E. Davis
    (g)  Saunders Investment Co. LLC-Jan Saunders
    (h)  Stowers Ventures, Inc.-Gary D. Stowers
    (i) Timpas Creek Finance Co. LLC-Adam & William M. Larson. Adam Larson is also one of our directors.
    (j)  Ward Feedyard, INc. - Lee Bork
    (k)  Wildcat Holdings, LLC-Richard Markham
    (l)  Cobank ACB - John C. Holsey
    (m)  Potomic Capital Partners LP - Paul J. Solit
    (n)  Frontier Farm Credit - Tony English

4. Mr. Baker and Ms. Ziwot are employed by Westrock Advisors, Inc., a registered broker dealer. Of the 200,000 shares issued to the underwriters as compensation from the May 30, 2005 Private Placement, each was allocated 100,000 shares (150,000 each after the 3:2 stock split). These persons do not and have not had any agreements or understandings, directly or indirectly with any person to distribute the securities.

5.   Officer, Director or Employee of the Company

                              PLAN OF DISTRIBUTION

The selling shareholders, and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded. They may also sell the shares in private transactions in accordance with applicable law. Because there is currently no market for our common stock the prices at which the selling shareholder will sell their shares is a fixed price of $0.83 until the Securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o   ordinary   brokerage   transactions  and  transactions  in  which  the
    broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o   purchases  by  a   broker-dealer   as  principal  and  resale  by  the
    broker-dealer for its account;

o   privately negotiated transactions;

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o   a combination of any such methods of sale; or

o   any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incidental to the registration of the shares of our common stock.

                                  LEGAL OPINION

Vanderkam & Associates, of Houston, TX, will pass upon the validity of the shares of common stock being offered pursuant to this prospectus.

                                     EXPERTS

Our financial statements as of December 31, 2004 and December 31, 2005 included in this prospectus have been audited by E Randall Gruber, CPA, PC, independent registered accountants, as stated in their report included in this prospectus, and have been so included in reliance upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We are not yet a public company. Once we become a public company, we will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information will be able to be read and copied at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of such documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. All reports and other information that we file with the SEC are also available to the public from the SEC's website at www.sec.gov, under our company name or our CIK number: 0000796764.

This prospectus is part of a registration statement on Form SB-2 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information about us, and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits, which may be obtained as described above.

INDEX TO FINANCIAL STATEMENTS

IMI Global, Inc.

Table of Contents



Annual Financial Statements (audited)
-------------------------------------

Report of Independent Registered Public Accounting Firm              35

Balance Sheets                                                       36

Statements of Operations                                             37

Statements of Stockholders' Equity                                   38

Statements of Cash Flows                                             39

Notes to Financial Statements                                   40 - 54

Interim Financial Statements (Unaudited)
----------------------------------------

Balance Sheets as of June 30, 2006 and December 31, 2005             55

Statements of Operations for the six-month
Periods Ended June 30, 2006 and 2005                                 56

Statements of Cash Flows for the six months
Periods Ended June 30, 2006 and 2005                                 57

Notes to Interim Financial Statements                           58 - 60

Financial Statements of CattleNetwork.com, Inc. (audited)
---------------------------------------------------------

Reports of Independent Registered Public Accounting Firm             61

Balance Sheet                                                        62

Statement of Operations                                              63

Statement of Stockholders' Equity                                    64

Statement of Cash Flows                                              65

Notes to Financial Statements                                   66 - 70

E. Randall Gruber, CPA, PC
================================================================================

Certified Public Accountant                             Telephone (636)561-5639
400 Lake Saint Louis Boulevard                          Fax (636)561-0735
Lake Saint Louis, Missouri 63367

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Integrated Management Information, Inc.


I have audited the accompanying balance sheets of Integrated Management Information, Inc. as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.


I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.


In my opinion, the financial statements referred to above present fairly in all material respects, the financial position of Integrated Management Information, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


As discussed in Note 14 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2005 in order to correctly reflect intangible assets and goodwill.

E. Randall Gruber, CPA, PC
Lake Saint Louis, Missouri



March 17, 2006, except for Note 14, as to which the date is May 31, 2006



Member: American Institute of Certified Public Accountants
Registered: Public Company Accounting Oversight Board (PCAOB)


                     Integrated Management Information, Inc.
                             d/b/a IMI Global, Inc.

                                  Balance Sheet

                                                                          December 31,
                                                                  2005                    2004
                                                                (Restated)


Assets

Current assets

Cash and cash equivalents                                        $ 684,833                    $ 12

Accounts receivable, net of allowance of $21,950 and $12,000       241,304                  67,633

Inventory                                                            9,771

Prepaid expenses                                                       ---                  55,914
                                                                 -------------           -----------

Total current assets                                               935,908                 123,559

Restricted cash

Cash restricted for purchase of treasury stock                     421,664                     ---

Cash restricted for payment of line of credit                       50,000                     ---
                                                                 -------------           -----------
Total restricted cash                                              471,664                     ---

Property and equipment

Equipment and furniture, net of accumulated depreciation            99,514                  86,988

Less accumulated depreciation                                      (65,739)                (51,626)
                                                                -------------           ------------
Net property and equipment                                          33,775                  35,362

Other assets

Intangible assets, net                                              67,564                     ---

Goodwill                                                           418,208                     ---
                                                                -------------           ------------
Total other assets                                                 485,772                     ---
                                                                -------------           ------------
Total assets                                                   $ 1,927,119               $ 158,921
                                                                =============           ============

Liabilities and shareholders' equity

Liabilities

Current liabilities

Notes payable                                                    $ 100,000               $ 172,670

Accounts payable                                                   178,847                  12,623

Accrued expenses                                                    11,183                   5,695

Deferred revenues                                                   46,556                     ---
                                                                -------------           ------------
Total current liabilities                                          336,586                 190,988

Notes payable                                                      350,000                     ---

Shareholders' equity

Common stock, par value $.01 per share. Authorized 50,000,000
shares; issued and outstanding 16,936,669 and 12,000;              169,366                     120
Additional paid-in capital                                       2,099,139                     880

Retained (deficit)                                              (1,027,972)                (33,067)
                                                               -------------           -------------
Total shareholders' equity                                       1,240,533                 (32,067)
                                                               -------------           -------------
Total liabilities and shareholder's equity                     $ 1,927,119               $ 158,921
                                                               =============           =============


                    Integrated Management Information, Inc.
                             d/b/a IMI Global, Inc.
                            Statement of Operations
                 For the years ended December 31, 2005 and 2004


                                                   2005                      2004
                                                 (Restated)


Revenues                                          $ 957,894                $ 451,305

Cost of sales                                       534,158                  160,832
                                                  -----------              -----------
Gross profit                                        423,736                  290,473

Selling, general and administrative expenses      1,414,007                  238,061
                                                  -----------              -----------
Income (loss) from operations                      (990,271)                  52,412

Other income (expense)

Interest income                                       3,173                      168

Interest expense                                    (40,874)                 (12,081)
                                                   -----------              -----------
Net other expense                                   (37,701)                 (11,913)
                                                   -----------              -----------
Loss before income taxes                         (1,027,972)                  40,499

Income taxes                                            ---                      ---
                                                   -----------              -----------
Net income (loss)                              $ (1,027,972)                $ 40,499
                                                  ============              ===========
Earnings (loss) per share (Note 9)                  $ (0.04)                  $ 0.00
                                                  ============              ===========
Average shares outstanding                       23,300,069               16,470,000
                                                 =============            =============

                          Management Information, Inc.
                             d/b/a IMI Global, Inc.
                       Statements of Stockholders' Equity
                 For the years ended December 31, 2005 and 2004


                                        Common Stock                    Additional          Retained
                                           Shares        Amount           Paid-In           Earnings
                                          (Note 1)                        Capital           (Deficit)      Total
                                        ------------    --------        ------------       -----------    -------


Balance, December 31, 2003                  12,000        $ 120             $ 880           $ 47,120      $ 48,120

Net income for the year ended
December 31, 2004                                                                             40,499        40,499
Distributions to shareholders                                                               (120,686)     (120,686)
Balance, December 31, 2004                  12,000          120               880            (33,067)      (32,067)

January, 2005 - Additional common

shares issued to founders               10,968,000      109,680          (109,680)

January, 2005 - Common shares

issued for cash upon exercise
of options                               2,745,300       27,453           190,402                          217,855

January, 2005 - Common stock

issued to convert note payable -

Related parties                             944,700       9,447            65,553                           75,000

March, 2005, stock options issued

to non-employees                                                           30,000                           30,000

May, 2005 - Common stock issued to

convert note payable                         27,473         275              (275)

May, 2005 - Options issued for

purchase of Cattlefeeding.com, Inc.                                        15,000                          15,000

May, 2005 - Common stock issued

as consulting fees                          200,000        2,000          180,000                         182,000\


                    Integrated Management Information, Inc.
                             d/b/a IMI Global, Inc.
                       Statements of Stockholders' Equity
                 For the years ended December 31, 2005 and 2004

                                            Common Stock                   Additional         Retained
                                              Shares       Amount          Paid-In           Earnings
                                              (Note 1)                      Capital           (Deficit)      Total
                                            ------------  --------         ----------       ------------    --------
May 27, 2005 - Proceeds from sale of

stock, net of fees totaling $176,777           928,796      9,287            477,136                         486,423

December 31, 2005 - Proceeds from
sale of stock, net of fees
totaling $104,100                            1,110,400     11,104          1,272,796                       1,283,900

"S" Corp deficit / other                                                     (22,673)         33,067          10,394

Net income for the year ended

December 31, 2005                                                                         (1,027,972)     (1,027,972)

Balance, December 31, 2005 (Restated)       16,936,669  $ 169,366        $ 2,099,139    $ (1,027,972)    $ 1,240,533
                                            ========== ===========        ===========    ============    ============


                    Integrated Management Information, Inc.
                             d/b/a IMI Global, Inc.
                            Statements of Cash flows
                 For the years ended December 31, 2005 and 2004


                                                                     2005               2004
                                                                   (Restated)



Cash flows from operating activities

Net income (loss)                                               $ (1,027,972)           $ 40,499


Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:

Depreciation and amortization                                         37,449              13,233

Provision for bad debts                                                9,950              12,000

Stock options issued to non-employees                                 30,000                 ---

Changes in assets and liabilities

Accounts receivable                                                 (183,621)             16,275

Inventory                                                             (9,771)

Prepaid expenses                                                      55,914             (55,914)

Accounts payable                                                     166,224             (15,050)

Accrued expenses                                                       5,488               5,636

Deferred revenues                                                     46,556                 ---
                                                                    ----------         -----------

Net cash provided (used) by operating activities                    (869,783)             16,679

Cash flows from investing activities

Acquisition of office furniture and equipment                         (6,634)            (12,983)

Acquisition of Cattlefeeding.com                                    (150,000)                ---
                                                                    ----------         -----------
Net cash used by investing activities                               (156,634)            (12,983)

Cash flows from financing activities

Proceeds from line of credit, net                                     27,330             119,374

Promissory note repayment                                            (25,000)           (120,686)

Proceeds from sale of common stock                                 2,180,572              (1,648)

Restricted cash                                                     (471,664)
                                                                   ----------         -----------
Net cash provided by financing activities                          1,711,238              (2,960)
                                                                   ----------         -----------
Net increase in cash and equivalents                                 684,821                 736

Cash and cash equivalents at beginning of period                          12                (724)
                                                                   ----------         -----------
Cash and cash equivalents at end of period                         $ 684,833                $ 12
                                                                   ==========         ===========
Non-monetary transactions

Note payable issued to acquire Cattlefeeding.com                   $ 350,000

Debt issuance costs paid by issuance of common stock                 182,000


Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Integrated Management Information, Inc. ("IMI Global," "IMI," or the "Company") was incorporated in 1998 as a Missouri corporation. In March 2005, IMI was reincorporated in Delaware. The Company provides livestock tracking and herd management software database applications, consulting services, verification solutions for the livestock and meat industry and maintains an internet portal dedicated to news, trends, and products in the agricultural industry.

IMI Global stands at the forefront of a rapidly evolving movement to track cattle and verify sources of beef products. In the aftermath of the discovery of the first case of mad cow disease in the United States in December, 2003, many of the largest U.S. beef export markets were closed resulting in significant losses to the industry.

In response to the crisis, several initiatives are being enacted to facilitate the reopening of key export markets. Most notably, U.S. suppliers seeking to sell beef and beef products to other countries must participate in a pre-approved Quality System Assessment Program so as to have an approved means of verifying specific product requirements. With the introduction of the USVerified Source and Age Verification system last year, IMI Global was the first to develop a USDA Quality System Assessment document management system for auditing the tracking systems used by beef producers to verify source and age.

Liquidity

As shown in the accompanying financial statements, the Company has incurred a loss from operations and negative cash flows from operations. During 2005, the Company's growth was funded through a combination of convertible debt from private investors and private placement offerings. The Company expects that it may need to raise additional capital to accomplish its business objectives. The Company will continually evaluate all funding options including additional offerings of its securities to private, public and institutional investors and other credit facilities as they become available. There can be no assurance as to the availability or terms upon which financing alternatives might be available.

Basis of presentation

All Common Stock shares are presented to reflect a 12 for 1 split approved by the shareholders on March 4, 2005.

The Company accounts for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The Company's financial statements reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired businesses in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

On May 12, 2005, IMI completed an acquisition of Cattlefeeding.com, Inc.'s net assets which has been accounted for under the purchase method of accounting. Starting at the date of acquisition, the assets acquired and liabilities assumed were recorded at their respective fair values and the Company's results of operations included Cattlefeeding.com's advertising revenues, product sales, costs and expenses from the acquisition date. Therefore, approximately 7 1/2 months of results of operations of Cattlefeeding.com's operations are included in the Company's financial statements for the year ended December 31, 2005.

Estimates and assumptions

In preparing financial statements, the Company uses certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for depreciation, amortization, contingencies and asset and liability valuations. Estimates are often based on complex judgments, probabilities and assumptions that the Company believes to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstance, could develop and support a range of alternative estimated amounts. The Company is also subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the administrative directives, rules and regulations of federal, state and local regulatory agencies, including but not limited to the U.S. Department of Agriculture, or the Agricultural Marketing Service and the Food Safety Inspection Service.

Revenue recognition

Revenues are recognized only when realized / realizable and earned in accordance with generally acceptable accounting principles.

* Revenue from product sales are recognized when the goods are shipped and title passes to the customer.

*    Revenue  from  contracts  for  consulting  and  website   development   are
     recognized on the percentage of completion method.

* Advertising revenues earned by Cattlefeeding.com are recognized when the underlying advertisements are published.

* Revenue derived from IMI's US Verified program is recognized using the Proportional Performance Model. Contracts are cancelable only for non-performance, and the billable revenue of these contracts at December 31, 2005 was $106,000.

Cash and cash equivalents

All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Restricted cash

Pursuant to the terms of the Company's line of credit with the Platte Valley Bank, a $50,000 certificate of deposit is restricted to collateralize the line of credit.

An escrow account has been created to hold the funding for stock that was resold in the private offering. These funds totaling $421,664 were paid out in January, 2006.

Inventory

Inventory consists of cattle identification ear tags, maintaned for overnight shipment. the inventory is valued using the lower of cost or market on a first in, first out basis. The inventory is used in connection with the US Verify program. A provision for obsolete or slow moving inventory is not deemed necessary.

Research and development and software development costs

Research and development costs are charged to operations as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires the capitalization of certain computer software development costs incurred upon the establishment of technological feasibility. The Company's current process for developing software is essentially completed concurrently with the establishment of technological feasibility; therefore, no costs have been capitalized in 2005 or 2004.

Stock-based compensation

SFAS No. 123 "Accounting for Stock-Based Compensation," established and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees (see Note 7 - Stock-based compensation). For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25. For non-employee stock-based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.

Amortization of intangible assets, depreciation and certain long-lived assets

Long-lived assets include:

* Goodwill - Goodwill represents the difference between the purchase price of a business acquisition and the fair value of its net assets. Goodwill is not amortized.

* Property, plant and equipment - These assets are recorded at original cost and increased by the cost of any significant improvements made after purchase, The Company depreciates the cost over the estimated useful lives of the respective assets using straight line depreciation.

* Intangible assets- Intangibles resulted from the allocation of the estimated fair values of intangibles acquired in connection with the acquisition of Cattlefeeding.com, Inc. The company amortizes these assets on a straight line basis over their estimated useful lives.

The Company reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment at least annually. The Company records changes for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

Advertising expenses

Advertising costs are expensed as incurred. The total advertising expenses included in the Statement of Operations for the year ended December 31, 2005 and December 31, 2004 were $48,429 and $5,336, respectively.

Fair value of financial instruments

For certain of the Company's financial instruments, including cash, accounts payable and accrued interest, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Income (Loss) per share

In accordance with SFAS No. 128, "Earnings Per Share," the basic income / (loss) per common share is computed by dividing net income / (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income per common share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are "written-off" when deemed uncollectible.

Note 2 - Acquisitions

On May 12, 2005, IMI Global, Inc. acquired the net assets of Cattlefeeding.com, Inc. (a/k/a CattleNetwork.com) as a vehicle to market the Company's products and expand the reach and profile of the Company in the livestock industry. Cattlefeeding.com, Inc. owned and operated the internet domain names known as CattleNetwork.com and CattleStore.com and all of the intellectual and personal property located at or related to the businesses. The purchase price was $500,000 plus options for 150,000 shares of IMI Global, Inc. Common Stock exercisable at $0.91 per share for a three year period from closing.
The $500,000 purchase price consisted of $150,000 cash at closing, plus a note in the amount of $350,000 payable with interest at a rate of 5% per annum (the "Cattlefeeding.com Note"). The note is payable with monthly payments of interest only for thirty-six months. The balance of the note and any unpaid interest is due on June 12, 2008. The 150,000 options were valued pursuant to FAS 123 at $15,000.

The following table summarizes the components of the purchase price:

                        Cash                        $ 150,000
                        Cattlefeeding.com Note        350,000
                        Stock Options                  15,000
                                                    -----------
                                                    $ 515,000
                                                    ===========

The purchase price was allocated to tangible and intangible assets and goodwill,based on estimates of their fair values-



                Book value of net assets acquired       $ 5,892
                Customer lists and contracts             71,900
                Developed software/Domain names          19,000
                Goodwill                                418,208
                                                      ----------
                                                      $ 515,000
                                                      ==========

These assets are being amortized over their estimated useful lives which range from 9 months to 5 years. Amortization expense for 2005 was $23,336. For 2006, the expense will be $22,900, In 2007, $17,800; In 2008, $12,464; In 2009,
$10,800; In 2010, $3,600.

The excess purchase price over the fair value of net assets and identifiable intangibles acquired of $418,208 was allocated to Goodwill. Goodwill is not amortized but is reviewed for impairment, at least annually.



Pro forma results of Cattlefeeding.com, Inc. assets purchase
The following unaudited pro forma financial information presents the combined results of operations of IMI Global, Inc. and Cattlefeeding.com, Inc. as if the acquisition had occurred as of the beginning of the period presented. The unaudited pro form financial information is not necessarily indicative of what the Company's consolidated results of operations actually would have been had the Company completed the acquisition at the beginning of each period. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations of the combined company.

                                                Years Ended December 31
                                               ------------------------
                                               2005                2004
                                               -----              ------


                Revenues                    $ 991,201            $ 585,432
                Net loss                   (1,067,701)             (35,899)

                Per share amounts:

                Net loss per common share     $ (0.05)             $ (0.00)


Note 3 - Property and equipment

The major categories of property and equipment are as follows at December 31, 2005 and December 31, 2004:

                                               December 31
                                               -----------
                                           2005             2004
                                         -------          -------
Automotive equipment                   $ 37,660          $ 37,660
Furniture and office equipment           52,772            39,662
Software and tools                        9,082             9,666
                                       ---------          --------
                                         99,514            86,988

Less - Accumulated depreciation         (65,739)          (51,626)
                                       ---------          --------
Net property and equipment             $ 33,775          $ 35,362
                                       =========          ========

Depreciation expense for the years ended December 31, 2005 and December 31, 2004 was $14,113 and $13,233, respectively

Note 4 - Notes payable

Notes payable consist of the following:

                                                 December 31
                                                 -----------
                                            2005                2004
                                          --------             --------
Current Maturities

Platte Valley Bank Line of Credit        $ 100,000             $ 72,670

Promissory Note                                  0              100,000
                                         -----------          ----------
Total Current Maturities                   100,000              172,670
                                         -----------          ----------
Long-Term Maturities

Cattlefeeding.com Note                     350,000                    0
                                         -----------          ----------

Total Long-Term Maturities                 350,000                    0

Total Notes Payable                      $ 450,000            $ 172,670
                                         ===========          ==========

The Company maintains a $100,000 line of credit with Platte Valley Bank. The line of credit is secured by a $50,000 certificate of deposit and the personal guarantee of the two founding shareholders. Interest, which is payable monthly, was at an annual rate of 5% during 2005 and can be increased annually to 2% above the bank's certificate of deposit rate.

On October 12, 2004, the Company issued a note in the principal amount of $100,000 to two related parties (50% and 25%, respectively) and a non-related investor (25%) (the "Promissory Note"). Terms of the notes provided for annual interest of 10% payable on a monthly basis, conversion at the option of the lenders into an aggregate of 7% of the Company's outstanding Common Stock (with anti-dilution provisions and a further option to purchase an additional 7% of the Company's outstanding Common Stock for an additional $100,000) and final repayment of outstanding interest and principal on October 13, 2007. In January 2005, $75,000 principal amount of the note (the portion held by the two related parties) was converted to Common Stock. In May 2005, the remaining $25,000 principal amount under the note (held by the non-related investor) was exchanged by the Company for $50,000 cash and 27,473 shares of Common Stock in satisfaction of all obligations under the Promissory Note. Further details regarding these transactions are provided in Note 6 - Common Stock.

On May 12, 2005, in connection with the acquisition of Cattlefeeding.com, Inc.'s net assets (see Note 2 - Acquisitions), the Company issued a Note Payable to Cattlefeeding.com, Inc. in the amount of $350,000. Under the Note, interest in the amount of 5% of outstanding principal is payable on a monthly basis, with all outstanding principal and interest payable on June 12, 2008.

Note 5 - Income taxes

Until December 31, 2004, the Company was structured as a Subchapter S corporation under the Internal Revenue Code, with any income or loss passed through to shareholders for tax purposes. Beginning January 1, 2005, the Company converted to a Subchapter C and began to be subject to income taxation under the Code.

Deferred tax assets and liabilities have been determined based upon the differences between the financial statement amounts and the tax bases of assets and liabilities as measured by enacted tax rates expected to be in effect when these differences are expected to reverse. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the realization of future taxable income during the periods in which those temporary differences become deductible. Management considers past history, the scheduled reversal of taxable temporary differences, projected future taxable income, and tax planning strategies in making this assessment. As of December 31, 2005 and 2004, management believes it is more likely than not that the Company's net deferred tax asset will not be realized and accordingly has recorded a valuation allowance against the deferred tax assets.

Significant components of the Company's deferred income tax assets and liabilities are as follows:

                Deferred income tax asset               $ 343,400
                Valuation allowance                    $ (343,400)

The Company has available as of December 31, 2005 for federal income tax purposes, unused net operating loss carryforwards of approximately $1,010,000 which may be applied against future taxable income and expire in years beginning in 2020. Utilization of net operating losses may be limited in the event of an ownership change under Section 382 of the Internal Revenue Code.

Note 6 - Common Stock

As of December 31, 2005, the Company had 50,000,000 authorized shares of $0.01 par value Common Stock with 16,936,669 shares outstanding. As of December 31, 2004, the Company had 100,000 authorized shares of $1.00 par value Common Stock with 12,000 shares outstanding.

In January 2005, in connection with the conversion of the Company from a Subchapter S Corporation to a Subchapter C Corporation under the Internal Revenue Code and conversion of outstanding principal and interest under the Promissory Note in the principal amount of $75,000 (75% of the total principal amount of $100,000), the Company issued 10,968,000 shares to its founders and 944,700 shares to the holders of the Promissory Note. Concurrently, the holders of the Promissory Note exercised options to purchase an aggregate of 2,745,300 shares of Common Stock from the Company for $217,855 cash. Pursuant to the transaction, the two former holders of the Promissory Note were appointed to the Company's Board of Directors.

In addition, the Company committed to use its best efforts to develop a strategy of liquidity including, but not limited to: a sale of the Company, a merger with a public company, or an initial public offering. If such an event of liquidity has not occurred by January 5, 2006, the Company agreed to pay annual dividends to the Common shareholders representing 75% of each year's earnings before depreciation, amortization and other non-cash expenses payable by March 15 of the succeeding year. The Company is preparing the initial public offering document, and anticipates filing it during the second quarter of 2006. The Company did not have earnings for the year ending December 31, 2005, and therefore does not owe dividends to shareholders for the current year.

In May 2005, the Company settled the remaining $25,000 principal amount of the Promissory Note, including the related interest and the option to purchase Common Stock, by paying $50,000 cash and issuing 27,473 shares of Common Stock to the remaining holder of the Promissory Note.

In May 2005, the Company issued 928,796 shares of Common Stock for cash at $0.91 per share, which resulted in proceeds of $668,423, net of issuance costs of $176,777. The offering also included 442,860 shares which were sold directly by selling shareholders for which the company did not receive any proceeds. Additionally, 200,000 shares of Common Stock and warrants to purchase 40,000 shares of Common Stock at $0.91 per share expiring in May 2009 were issued by the Company to the placement agent in connection with the offering.

In October 2005, the Company began a private placement offering to sell a minimum of 800,000 and a maximum of 4,000,000 shares of Common Stock at $1.25 per share with net proceeds to be used for working capital, general corporate purposes and repurchase of Common Stock up to 5,500,000 shares from certain existing, related-party shareholders. Pursuant to this offering, in December 2005, the Company issued 1,110,400 shares of Common Stock for cash at $1.25 per share, which resulted in proceeds of $1,283,900, net of issuance costs of $104,100. Additionally, warrants to purchase 158,540 shares of Common Stock at $1.25 per share expiring in December 2009 were issued to the placement agent in connection with the offering. The offering continued into January 2006 (see Note 12 - Subsequent Events).

Note 7 - Employee stock options

On March 12, 2005 the Company's Board of Directors granted options to acquire Common Stock to certain employees and advisors. These stock options have a term of three years and a vesting period of one year from the date the option is granted.

A summary of stock option transactions for the year ended December 31, 2005 follows:


                                        Options         Weighted Average Exercise Price
                                       ----------       -------------------------------

Balance Outstanding December 31, 2004         0
Granted                               1,125,000                         $0.91
Exercised                                     0                         $0.91
Cancelled                              (150,000)                        $0.91
                                     ------------                    ---------
Balance Outstanding December 31, 2005   975,000                         $0.91
                                     ============                    =========


As of December 31, 2005, there were 975,000 options outstanding with exercise price of $0.91 and weighted-average remaining contractual life of 2.2 years. None of these options were exercisable as of December 31, 2005.

Note 8 - Stock-based compensation

The Company uses the intrinsic-value method of accounting to measure compensation expense associated with grants of stock options and other stock-based awards to employees and directors. As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the intrinsic-value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Interpretation Number ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25.

No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. Had the Company recognized compensation for its stock options and other awards based on the fair-value method of accounting for awards under those plans, pro-forma net income would have been as follows:




                                                Years Ended December 31
                                               --------------------------
                                               2005                 2004
                                              ------               ------

Net income (loss), as Reported            $ (1,027,972)           $ 40,499

Less total stock-based employee compensation
determined under fair-value-based method       (33,510)                ---
                                            -----------           ----------
Pro forma net income (loss)               $ (1,061,482)           $ 40,499
                                            ===========           ==========




The fair values used to compute pro-forma net loss were estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                Years Ended December 31
                                                ------------------------
                                               2005                  2004
                                               -----                -------
Risk-free interest rate                        3.48%                   N/A

Expected life of option grants (years)          2.0                    N/A

Expected volatility of underlying stock           0%                   N/A

Expected dividend payment rate                    0%                   N/A

The Company uses the intrinsic-value method of accounting to measure compensation expense associated with grants of stock options and other stock-based awards to consultants and other nonemployees. The Company records the fair value of stock options and warrants granted to nonemployees in exchange for services under the fair-value method in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," in the statements of operations. Under this method, the resulting compensation is measured at the fair value of the equity instrument on the date of vesting and recognized as a charge to operations over the service period, which is usually the vesting period.

Note 9 - Basic and diluted net income (loss) per share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SOFAS No. 128), "Earnings per Share". Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase Common Stock at the average market price during the period. Weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

Paragraph 54 of SOFAS No. 128 requires that stock splits, and stock dividends that occur subsequent to year-end but prior to the issuance of financial statements be retroactively used to compute earnings per share data. Likewise, nominal issuances of stock to founders subsequent to year-end are considered recapitalizations in substance and are given retrospective treatment in earnings per share computations.

The following table reflects the computation of the weighted average number of shares outstanding as computed per paragraph 54 of SOFAS No. 128:

                                                        Weighted
   Date                Shares            Months          Average
 Outstanding         Outstanding       Outstanding        Shares
 -----------         -----------       -----------      ---------

January 1, 2004         12,000              12             12,000

Additional shares issued to founders
(an in substance recapitalization) in
January, 2005                                          10,968,000
                                                       ----------
                                                       10,980,000

3-for-2 stock split approved in February,
2006 (given retroactive treatment per
SOFAS 128)                                              5,490,000
                                                       ----------
Weighted average shares outstanding
retroactively restated for December 31, 2004           16,470,000
                                                       ==========

January 1, 2005      10,980,000              12        10,980,000

Shares issued in
January, 2005 for
cash and exercise of
options               2,745,300              12         2,745,300

Shares issued in
January, 2005 to
convert note payable    944,700              12           944,700

Shares issued in May,
2005 to convert note
payable                  27,473               8            18,315

Shares issued in May,
2005 as consulting fees 200,000               8           133,333

Shares issued in May,
2005 for cash           928,796               8           619,197

Shares issued in
December, 2005 for
cash                  1,110,400               1            92,533
                                                       -----------
Weighted average
shares before split                                    15,533,379
                                                       ===========
3-for-2 stock split
approved in February, 2006
(given retroactive treatment per
SOFAS 128)                                             23,300,069
                                                       ===========

Note 10 - Related party transactions

In 2004, the Company recorded $24,065 in sales from a related party (father of Leann Saunders, a founding shareholder) and had an account receivable outstanding at December 31, 2004 in the amount of $21,585. The sales occurred in the normal course of business, and the account receivable was subsequently paid in December 2005.

In 2005, the Company recorded $8,005 in sales from a related party (father of Leann Saunders, a founding shareholder) and the amount was outstanding at December 31, 2005.

In 2005, the Company paid two members of its Board of Directors a total of $110,000 for advisory and business development services.
At December 31, 2005 and 2004, advances of $1,900 and $22,197 were outstanding from the Company's Chief Executive Officer and Chairman of the Board. The amount of $22,197 was repaid during the year 2005, and $1,900 was repaid in February, 2006.

Note 11 - Commitments

In February 2005, the Company entered into agreements with two members of its Board of Directors to provide business development and investor relations advisory services. The agreements were amended in October 2005 and will terminate one year from the date the Company realizes an event of liquidity. The fees for these services are $8,500 per month, plus reimbursement of related expenses.

The Company leases office space and office furniture for use in its operations. In addition to rent, the leases may require the Company to pay directly for taxes, insurance , maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense was $38,273 for the year ended December 31, 2005. The current lease is for the term beginning July 15, 2005 and ending July 15, 2006, with automatic renewal unless one party to the agreement gives the other party at least ninety days notice prior to the expiration of the then term of the lease. The remaining lease commitment for the period January 1, 2006 through July 15, 2006 is in the monthly amount of $3,589, resulting in a total minimum lease commitment at December 31, 2005 of $23,328.

Note 12 - Subsequent events

In February 2006, the Company completed the private placement offering initiated in October 2005 (see Note 8 - Common Stock) and issued an additional 475,000 shares of Common Stock for cash at $1.25 per share, which resulted in proceeds of $549,219, net of issuance costs of $44,531. Concurrently, the Company purchased 700,000 shares at $0.75 per share from two members of the Company's Board of Directors and 4,800,000 shares at $0.075 per share from the Company's founders for an aggregate purchase price of $885,000. As additional consideration for the purchase of the foregoing shares from the Company's founders, the Company granted options to purchase an aggregate of 4,000,000 shares of Common Stock to the founders. These options vest at 1,000,000 per year over a period beginning January 1, 2007 to January 1, 2010 at exercise prices of $2.50 for the first two million and $4.00 for the remaining two million.

In February 2006, pursuant to an employment agreement with the Company's Chief Financial Officer, the Company granted an aggregate of 1,100,000 options to purchase Common Stock at exercise prices of $1.25 - $1.75. These options have a term of three years and vest over a period beginning at the time of grant and ending in July 2007.

In February 2006 at a special meeting of shareholders, Company's shareholders approved a resolution to move the Company's state of incorporation from Delaware to Colorado. The Shareholders also approved a three for two stock split, effective as of February 14, 2006.

Note 13 - Recent accounting pronouncements

In March, 2004, the FASB approved the consensus reached on the Emerging Issues Task Forces (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments which are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position
(FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition are effective only for annual periods ending after June15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs", an amendment of ARB No. 43, Chapter 4 ("SFAS No. 151"). The amendments made by SFAS 151 clarify that abnormal amount of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Asset, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basis measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No. 153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe there will be any impact to the Company, as no transactions of this type are currently contemplated.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation costs relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123R and believes the impact could be significant to the Company's overall results of operations to the extent it issues stock options.

Note 14 - Restatement



Subsequent to issuing the Company's December 31, 2005 financial statements, the Company discovered an error in the accounting treatment of the assets acquired from Cattlefeeding.com, Inc. At the time of the acquisition, Cattlefeeding.com, Inc. had not been profitable and had minimal third party revenues. Accordingly, no intangibles were separately identified and valued so the excess purchase price, calculated as the total purchase price, less the cost allocated to furniture, fixtures and equipment, was assigned to goodwill in the amount of $509,108.

The Company has subsequently determined that it can exploit the acquired website through its leadership in the livestock / cattle industry and IT expertise, and has determined that there are values to the intangible assets acquired. A summary of the allocation of the excess purchase price is as follows:

                                                As
                                            Originally          As
                                             Reported        Restated

Customer list and contracts                    $ ---          $ 71,900

Developed software / Domain names                ---            19,000

Goodwill                                     509,108           418,208
                                            ----------       -----------
                                           $ 509,108         $ 509,108
                                            ==========       ===========

The effects of accounting for the excess purchase price as allocated between intangible assets and goodwill on the financial statements are summarized below:


                                                     As filed       As restated                        As
                                                  April 2, 2006   June 28, 2006     Adjustments     Restated
                                                  --------------  ---------------  --------------   ------------

As of December 31, 2005
Balance sheet

Cash and cash equivalents                          $684,833         $ 684,833        $   ---        $ 684,833
Accounts receivable, net                            241,304           241,304            ---          241,304
Inventory                                             9,771             9,771            ---            9,771
Restricted cash                                     471,664           471,664            ---          471,664
Property and equipment, net                          33,775            33,775            ---           33,775
Goodwill                                            509,108           418,208 A      (90,900)         418,208
Intangible assets                                         -            90,900 A       90,900           90,900
Accumulated amortization of intangible assets             -           (23,336)B      (23,336)         (23,336)
                                                   ---------         ---------      ----------       ----------
Total assets                                      1,950,455         1,927,119        (23,336)       1,927,119
                                                  ==========         =========      ==========       ==========
Notes payable, current maturities                   100,000           100,000            ---          100,000
Accounts payable                                    178,847           178,847            ---          178,847
Accrued expenses                                     11,183            11,183            ---           11,183
Deferred revenues                                    46,556            46,556            ---           46,556
Notes payable                                       350,000           350,000            ---          350,000
                                                  -----------       ---------       ----------       ----------
Total liabilities                                   686,586           686,586            ---          686,586
                                                  -----------        ---------      ----------       ----------
Common stock                                        169,366           169,366            ---          169,366

Additional paid-in capital                        2,099,139         2,099,139            ---        2,099,139

Retained deficit                                 (1,004,636)       (1,027,972)       (23,336)      (1,027,972)

                                                  1,263,869         ---------      -----------      ----------
Total stockholders' deficit                       -----------       1,240,533        (23,336)       1,240,533
                                                 $1,950,455         ---------      -----------      ----------
Total liabilities and stockholders' deficit       ===========     $ 1,927,119        $23,336       $1,927,119
                                                   $957,894        =========       ===========     ===========
For the year ended December 31, 2005               (534,158)                        $    ---
Statement of Operations                           -----------
Revenues                                                            $ 957,894            ---        $ 957,894
Cost of sales                                       423,736          (534,158)           ---         (534,158)
                                                  1,390,671         ---------         23,336       ----------
Gross profit                                       -----------        423,736       ----------        423,736
Selling, general and administrative expenses       (966,935)        1,414,007        (23,336)       1,414,007
                                                    (37,701)        ---------       ----------     ----------
Loss from operations                               -----------       (990,271)       (23,336)        (990,271)
Other expense, net                                1,004,636           (37,701)           ---          (37,701)
                                                          -          ---------      ----------     ----------
Loss before income taxes                           -----------     (1,027,972)      $(23,336)      (1,027,972)
Income taxes                                      $1,004,636              ---       ==========
                                                   ===========         ------          $0.00
Net loss                                              $(0.07)    $ (1,027,972)                    $(1,027,972)
                                                                     =========                     ==========
Loss per share                                                        $ (0.07)                        $ (0.04)

Weighted average shares outstanding                15,358,417      15,358,417            ---       23,300,069 C



A-Re-allocation of excess purchase price, by recording intangible assets and reducing goodwill upon purchase of Cattlenetwork.com, Inc.

B-Amortization of intantgible assets for the year ended December 31, 2005.

C-to reflect 3 for 2 stock split approved by shareholders on February 14, 2006
  - See Note 9.


                     Integrated Management Information, Inc.
                                 Balance Sheets
                                   (Unaudited)


                                                                           June 30     December 31,
                                                                            2006         2005

Assets
Current assets
Cash and cash equivalents                                             $     232,627 $    684,833
Accounts receivable, net of allowance of $6,000 and $21,950                 122,956      241,304
Inventory                                                                     7,479        9,771
Prepaid expenses                                                             16,115          ---
                                                                        ------------  ------------
               Total current assets                                         379,177      935,908

Restricted cash
Cash restricted for purchase of treasury stock                                  ---      421,664
Cash restricted for payment of line of credit                                50,000       50,000
                                                                        ------------  ------------
               Total restricted cash                                         50,000      471,664

Property and equipment

Equipment and furniture, net of accumulated depreciation                    104,003       99,514

Less accumulated depreciation                                               (73,129)     (65,739)
                                                                        ------------  ------------
               Net property and equipment                                    30,874       33,775

Other assets
Intangible assets, net                                                       56,285       67,564

Goodwill                                                                    418,208      418,208
                                                                        ------------  ------------
               Total other assets                                           474,493      485,772
                                                                        ------------  ------------
               Total assets                                           $     934,544    1,927,119
                                                                        ============  ============

Liabilities and shareholders' equity

Liabilities

Current liabilities

Notes payable                                                         $      72,040      100,000

Accounts payable                                                            148,458      178,847

Accrued expenses                                                             15,981       11,183

Deferred revenues                                                             7,400       46,556
                                                                        ------------  ------------
               Total current liabilities                                    243,879      336,586

Notes payable                                                               350,000      350,000

Shareholders' equity

Common stock, par value $.001 per share.  Authorized 95,000,000 shares; issued and outstanding 26,117,515 (8,250,000 held in treasury)
and 25,405,015 (Note 1)                                                      26,118       25,405
Additional paid-in capital                                                3,543,715    2,243,100
Treasury Stock                                                           (1,485,000)         ---
Retained (deficit)                                                       (1,744,168)  (1,027,972)
                                                                        ------------  ------------
               Total shareholders' equity                                   340,665    1,240,533
                                                                        ------------  ------------
               Total liabilities and shareholders' equity             $     934,544 $  1,927,119
                                                                        ============  ============


                 See accompanying notes to financial statements

                     Integrated Management Information, Inc.
                            Statements of Operations
                                   (Unaudited)


                                                          Six months ended
                                                       June 30,      June 30,
                                                         2006         2005

Revenues                                            $ 661,028      $ 331,160

Cost of sales                                         303,222        184,255
                                                    ----------     ----------
Gross profit                                          357,806        146,905

Selling, general and administrative expenses (1)    1,067,712        659,369
                                                    ----------     ----------
               Loss from operations                  (709,906)      (512,464)

Other income (expense)
     Interest income                                    5,277            520
     Interest expense                                 (11,567)       (30,231)
                                                    ----------     ----------
               Net other expense                       (6,290)       (29,711)
                                                    ----------     ----------
               Loss before income taxes              (716,196)      (542,175)
Income taxes                                            ---             ---
                                                    ----------     ----------
               Net loss                            $ (716,196)    $ (542,175)
                                                   ===========      ==========
Earnings (loss) per share                          $    (0.04)    $    (0.02)
                                                   ===========      ==========
Average shares outstanding                          19,751,890     22,294,067
                                                   ===========      ==========


(1) Includes stock-based compensation- See Note 2  $   152,108    $    30,000



                 See accompanying notes to financial statements

                     Integrated Management Information, Inc.
                            Statements of Cash Flows
                                   (Unaudited)

                                                                                    Six months ended
                                                                                 June 30,         June 30,
                                                                                 2006               2005

Cash flows from operating activities
Net loss                                                                  $   (716,196) $        (542,175)

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
          Depreciation and amortization                                         18,669             12,770
          Provision for debts                                                   15,238                908
          Stock-based compensation (Note 2)                                    152,108             30,000
Changes in assets and liabilities
          Accounts receivable                                                  103,110            (30,789)
          Stock subscription receivable                                            ---            (52,000)
          Inventory                                                              2,292                ---
          Prepaid expenses                                                     (16,115)            55,914
          Accounts payable                                                     (30,389)            39,343
          Accrued expenses                                                       4,798             40,645
          Deferred revenues                                                    (39,156)            19,432
                                                                            ------------       ------------
               Net cash  used by operating activities                         (505,641)          (425,952)

Cash flows from investing activities
          Acquisition of office furniture and equipment                         (4,489)            (5,557)`
          Acquisition of intangible assets                                         ---            (90,900)
          Acquisition of goodwill                                                  ---            (53,208)
                                                                            ------------       ------------
               Net cash used by investing activities                            (4,489)          (149,665)
                                                                            ------------       ------------
Cash flows from financing activities
          Line of credit, net                                                  (27,960)           (88,197)
          Proceeds from sale of common stock                                   549,220            886,278
          Restricted cash released from escrow                                 421,664                ---
          Restricted cash                                                          ---            (50,000)
          Purchase of Treasury Stock                                          (885,000)               ---
                                                                             ------------       -----------
               Net cash provided by financing activities                        57,924            748,081
                                                                             ------------       -----------
Net increase/(decrease) in cash and equivalents                               (452,206)           172,464
Cash and cash equivalents at beginning of period                               684,833                 12
                                                                             ------------       -----------
Cash and cash equivalents at end of period                                $    232,627         $  172,476
                                                                            ============         ==========

                 See accompanying notes to financial statements

                     Integrated Management Information, Inc.
                          Notes to Financial Statements
                      Quarter Ended June 30, 2006 and 2005
                                   (Unaudited)




Note 1- Basis of presentation

All Common Stock shares are presented to reflect a 3 for 2 stock split approved by the shareholders on February 14, 2006.

We reorganized our corporate structure on March 20, 2006 to change the Company's State of Incorporation from Delaware to Colorado. Common stock authorized was increased to 95,000,000 common shares, $.001 par value, from 50,000,000 shares of common stock, $.01 par value. Additionally 5,000,000 preferred shares, $.001 par value, were authorized. Our shareholders' equity accounts have been restated to reflect the change in par value.

The accompanying condensed financial statements of the Company (other than the December 31, 2005 balance sheet, which has been derived from audited financial statements) are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States and with the instructions on Regulation S-X. The Company has continued to follow the accounting policies set forth in the audited financial statements included in the Form SB-2. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the Company's financial position as of June 30, 2006, and the results of operations and cash flows for the six month periods ended June 30, 2006 and 2005. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006. These condensed financial statements and footnotes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2005, included in the Form SB-2.

Restricted cash

An escrow account was created in November, 2005 for proceeds from stock sales in connection with a private offering. These funds totaling $421,664 were paid out in January 2006.

Note 2-Stock-Based compensation

The Company issues new shares to satisfy  stock-based  payments.  As of June 30,
2006,   3,112,500  shares  had  been  issued  pursuant  to  approved  plans  for stock-based compensation.

Effective January 1, 2006, the Company prospectively adopted FAS 123 (R), Stock-Based Payments, and related Securities and Exchange Commission rules included in Staff Accounting Bulletin No. 107. Under this method, compensation cost recognized beginning January 1, 2006 will include costs related to all share-based payments granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of FAS 123
(R). Compensation cost for stock options granted to employees is recognized ratably over the vesting period.

During the quarter ended March 31, 2006, the Company granted an aggregate of 1,650,000 options to its CFO in connection with his joining the company. The terms of the options were as follows:

        Weighted average exercise price   $0.99
        Expiration                        3 years from date of grant
        Weighted average vesting period   9.2 months from date of grant

On June 30, 2006, there were 600,000 options vested under this grant, of which none had been exercised.

Fair values were estimated using the Black-Scholes option pricing model, based on the following assumptions: Dividend yield 0% Expected volatility 35.9% Risk-free interest rate 4.7% Expected term of options (in years) 1.5-2.3

Dividend yield is based on the Company's historical and anticipated policy of not paying cash dividends. Expected volatility is based on the "calculated value" method set forth in FAS 123 (R) (based on historical volatilities of appropriate industry sector indices) because the Company's stock did not have historic share price data available as its stock is not publicly traded. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the options. The expected term of options represents the period of time that options granted are expected to be outstanding giving consideration to vesting schedules. Prior to January 1, 2006, the Company measured compensation cost for stock-based employee compensation plans using the intrinsic value method of accounting as prescribed in Accounting Principles Board Opinion No. 25,
Accounting for Stock Issued to Employees, and related interpretations. For non-employee stock-based compensations, the Company recognized expense in accordance with FAS 123 and valued the equity securities based on the fair value of the security on the date of grant.

Compensation costs related to stock options for the six months ended June 30, 2006 and 2005 totaled $152,108 and $30,000 for 2006 and 2005, respectively.

Note 3- Common stock

In January 2005, in connection with the conversion of the Company from a Subchapter S Corporation to a Subchapter C Corporation under the Internal Revenue Code and conversion of outstanding principal and interest under a Promissory Note in the principal amount of $75,000 (75% of the total principal amount of $100,000), the Company issued 16,452,000 shares to its founders and 1,417,050 shares to the holders of the Promissory Note. Concurrently, the holders of the Promissory Note exercised options to purchase an aggregate of 4,117,950 shares of Common Stock from the Company for $217,855 cash. Pursuant to the transaction, the two former holders of the Promissory Note were appointed to the Company's Board of Directors.

In May 2005, the Company settled the remaining $25,000 principal amount of the Promissory Note, including the related interest and the option to purchase Common Stock, by paying $50,000 cash and issuing 41,210 shares of Common Stock to the remaining holder of the Promissory Note.

In May 2005, the Company issued 1,393,194 shares of Common Stock for cash at $0.61 per share, which resulted in proceeds of $668,423, net of issuance costs of $176,777. The offering also included 664,290 shares which were sold directly by selling shareholders for which the Company did not receive any proceeds. Additionally, 300,000 shares of Common Stock and warrants to purchase 60,000 shares of Common Stock at $0.61 per share expiring in May 2009 were issued by the Company to the placement agent in connection with the offering.

In February 2006, the Company completed the private placement offering initiated in October 2005 and issued an additional 712,500 shares of Common Stock for cash at $0.83 per share, which resulted in proceeds of $549,219 net of issuance costs of $44,531. Concurrently, the Company purchased Treasury Stock of 1,050,000 shares at $0.50 per share from two members of the Company's Board of Directors and 7,200,000 shares at $0.05 per share from the Company's founders for an aggregate purchase price of $885,000. As additional consideration for the purchase of the foregoing shares from the Company's founders, the Company granted options to purchase an aggregate of 6,000,000 shares of Common Stock to the founders. These options vest at 1,500,000 per year over a period beginning January 1, 2007 to January 1, 2010 at exercise prices of $1.67 for the first three million and $2.67 for the remaining three million. The options expire January 1, 2011. As these options were issued in connection with a capital transaction and are in nature, similar to warrants, their implied value ($600,000) as determined by utilizing the Black-Scholes options pricing model, has been added to the cost ($885,000) of the Treasury Stock. The assumptions for the model were identical to those set forth in Note 2.

Note 4 - Related party transactions

In the first quarter of 2006, the company recorded $1,850 in sales from a related party (Mr. James H. Mayfield, father of Leann Saunders, a founding shareholder) and an account receivable was outstanding at June 30, 2006 in the amount of $1,140. There were no related party sales in the first six months of 2005.

Note 5 - Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SOFAS No. 128), "Earnings per Share". Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase Common Stock at the average market price during the period. Weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

E. Randall Gruber, CPA, PC

================================================================================

Certified Public Accountant                              Telephone (636)561-5639
400 Lake Saint Louis Boulevard                           Fax (636)561-0735
Lake Saint Louis, Missouri 63367


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CATTLENETWORK.COM, INC.

I have audited the accompanying balance sheet of CattleNetwork.com, Inc. as of December 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.
I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CattleNetwork.com, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note
1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

St. Louis, Missouri
May 30, 2006

Member: American Institute of Certified Public Accountants
Registered: Public Company Accounting Oversight Board (PCAOB)

                            Cattlenetwork.com, Inc.
                                 Balance Sheet



                ASSETS                                  December 31,
                                                          2004

CURRENT ASSETS

Cash and cash equivalents                                  $ 4,686

TOTAL CURRENT ASSETS                                         4,686

PROPERTY AND EQUIPMENT, net of accumulated
depreciation of $3,901                                       3,446

TOTAL ASSETS                                                 8,132
                                                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Payroll tax liabilities                                      3,122

TOTAL CURRENT LIABILITIES                                    3,122

STOCKHOLDERS' EQUITY

Common stock; $1.00 par value; 10,000 shares
authorized; 1,997 shares issued and outstanding 1,997
Additional paid-in capital                                 258,008
Retained deficit (loss)                                   (254,995)

TOTAL STOCKHOLDERS' EQUITY                                   5,010

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 8,132
                                                          =========


                            Cattlenetwork.com, Inc.

                            Statement of Operations

                                                        Year Ended
                                                        December 31,
                                                           2004

REVENUE                                                 $ 134,127
COST OF SALES                                              47,598
GROSS MARGIN                                               86,529

OPERATING EXPENSES:
Selling, general and administrative                       162,927
TOTAL OPERATING EXPENSES                                  162,927
LOSS BEFORE PROVISION FOR INCOME TAXES                    (76,398)
PROVISION FOR INCOME TAXES -
NET LOSS                                                $ (76,398)
                                                        ==========

NET LOSS PER SHARE:                                      $ (39.30)
                                                        ==========

WEIGHTED AVERAGE SHARES OUTSTANDING:                        1,944
                                                        ==========

                            Cattlenetwork.com, Inc.
                       Statement of Stockholders' Equity
                      For the Year Ended December 31, 2004


                                                               Additional                           Total
                                Common stock                    paid-in         Retained        stockholders'
                                   Shares          Amount       capital         Deficit            equity
                                -------------    ---------     -----------      ----------      --------------


Balance, December 31, 2003           1,918         $ 1,918       $ 230,042       $(178,597)        $ 53,363

Issuance of shares for cash             79              79          27,966          28,045

Net loss for the year ended
December 31, 2004                        -               -               -         (76,398)         (76,398)

Balance at December 31, 2004         1,997         $ 1,997       $ 258,008       $(254,995)         $ 5,010


                            Cattlenetwork.com, Inc.
                            Statement of Cash Flows


                                                                Year
                                                                Ended
                                                              December 31,
                                                                2004
                                                              ------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                       $ (76,398)
Adjustment to reconcile net loss to net cash used in operating activities:

Depreciation                                                       2,710
Increase decrease in assets and liabilities
Withheld payroll taxes                                              (715)
Net cash used in operating activities                            (74,403)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock                            28,045

Net cash provided by financing activities                         28,045

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment                                (3,031)

Write off intangible asset                                           700

Net cash used by financing activities                             (2,331)

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS                                                 (48,689)

CASH AND CASH EQUIVALENTS, Beginning of period                    53,375

CASH AND CASH EQUIVALENTS, End of period                         $ 4,686

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid                                                        $ -
                                                                 =========

Income taxes paid                                                    $ -

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Cattlenetwork.com, Inc. was originally incorporated on July 17, 2001 as a Kansas corporation named Cattlefeeding.com, Inc. On September 16, 2002, the Company filed an amendment to the original articles of incorporation to change the name of the Company to Cattlenetwork.com, Inc.

The Company provides an online source of news and information on the North American cattle industry.

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate a continuation of the Company as a going concern. The Company incurred a net loss for the period July 17, 2001 through December 31, 2004 of $254,955. This condition raises substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial state- ments do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Estimates and assumptions

In preparing financial statements, the Company uses certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for depreciation, amortization, contingencies and asset and liability valuations. Estimates are often based on complex judgments, probabilities and assumptions that the Company believes to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstance, could develop and support a range of alternative estimated amounts. The Company is also subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the administrative directives, rules and regulations of federal, state and local regulatory agencies.

Revenue recognition

Revenues are recognized only when realized / realizable and earned in accordance with generally acceptable accounting principles.

Cash and cash equivalents

All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Research and development and software development costs

Research and development costs are charged to operations as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires the capitalization of certain computer software development costs incurred upon the establishment of technological feasibility. The Company's current process for developing software is essentially completed concurrently with the establishment of technological feasibility; therefore, no costs have been capitalized in 2004.

Property and equipment

Property and equipment are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation expense is provided primarily by the straight-line method over the estimated useful lives of the assets.
Amortization of intangible assets, depreciation and certain long-lived assets The Company reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment at least annually and whenever events or circumstances present an indication of impairment. When necessary, the Company records changes for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

Advertising expenses

Advertising costs are expensed as incurred. The total advertising expenses included in the Statement of Operations for the year ended December 31, 2004 was $21,810.

Fair value of financial instruments

For certain of the Company's financial instruments, including cash, accounts payable and accrued interest, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Income (Loss) per share

In accordance with SFAS No. 128, "Earnings Per Share," the basic income / (loss) per common share is computed by dividing net income / (loss) available to common stockholders by the weighted average number of common shares outstanding.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are "written-off" when deemed uncollectible.

Note 2 - Property and equipment

The major categories of property and equipment are as follows at December 31, 2004:

        Machinery and equipment                 $ 4,895
        Furniture and office equipment            2,452
                                                ---------
                                                  7,347
Less - Accumulated depreciation                  (3,901)
                                                ---------
Net property and equipment                      $ 3,446
                                                =========

Depreciation expense for the year ended December 31, 2004 was $2,710.

Note 3 - Income taxes

Deferred tax assets and liabilities have been determined based upon the differences between the financial statement amounts and the tax basis of assets and liabilities as measured by enacted tax rates expected to be in effect when these differences are expected to reverse. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the realization of future taxable income during the periods in which those temporary differences become deductible. Management considers past history, the scheduled reversal of taxable temporary differences, projected future taxable income, and tax planning strategies in making this assessment. As of December 31, 2004, management believes it is more likely than not that the Company's net deferred tax asset will not be realized and accordingly has recorded a valuation allowance against the deferred tax assets.

Significant components of the Company's deferred income tax assets and liabilities are as follows:

                Deferred income tax asset                $ 89,003
                Valuation allowance                      $(89,003)

The Company has available as of December 31, 2004 for federal income tax purposes, unused net operating loss carryforwards of approximately $216,561 which may be applied against future taxable income and expire in years beginning in 2016. Utilization of net operating losses may be limited in the event of an ownership change under Section 382 of the Internal Revenue Code.

Note 4 - Common Stock

As of December 31, 2004, the Company had 10,000 authorized shares of $1.00 par value Common Stock with 1,997 shares outstanding.

Note 5 - Net earnings (loss) per share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SOFAS No. 128), "Earnings per Share". Basic net loss per share is based upon the weighted average number of common shares outstanding.

Note 6 - Related party transactions

In 2004, the Company recorded $125,981 in sales from related parties, the stockholders of the Company. The sales occurred in the normal course of business.

Note 7 - Commitments

The Company leases office space for use in its operations. Rental expense was $13,500 for the year ended December 31, 2004. The current lease was for the twelve month period beginning January 1, 2004 and ending December 31, 2004. In the normal course of business, leases that expire are generally replaced by leases on similar property.

Note 8 - Subsequent events

On May 12, 2005, the Company negotiated with Integrated Management Information, Inc. (IMI) to sell all of the personal property and intellectual property and the internet domain name CattleNetwork.com. The sale price was $500,000, consisting of cash in the amount of $150,000 and a note payable in the amount of $350,000 bearing interest at 5% with monthly payments through June 12, 2008. As additional compensation the Company received options to purchase 150,000 shares of Integrated Management Information, Inc. common stock exercisable at $.91 per share for a three year period from the closing date.

IMI will use the internet site - CattleNetwork.com to market its products and expand its reach and profile in the livestock / cattle industry.

Note 9 - Recent accounting pronouncements

In March, 2004, the FASB approved the consensus reached on the Emerging Issues Task Forces (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments which are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position
(FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition are effective only for annual periods ending after June15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs", an amendment of ARB No. 43, Chapter 4 ("SFAS No. 151"). The amendments made by SFAS 151 clarify that abnormal amount of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Asset, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basis measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No. 153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe there will be any impact to the Company, as no transactions of this type are currently contemplated.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation costs relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123R and does not believe the impact could be significant to the Company's overall results of operations.

                       [Outside Back Cover of Prospectus]

                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until ________, 2006 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Title 7 of the Colorado Revised Statutes permits the indemnification of directors and officers of Colorado corporations. Our charter provides that we shall indemnify our directors and officers to the fullest extent permitted by Colorado law.

     Under Colorado law, we have the power to indemnify our directors and officers against claims arising in connection with their service to us except when an director's or officer's conduct involves: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; or (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder.

    We will indemnify our directors and officers to the extent permitted by our charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Our charter limits the liability of current and former directors for monetary damages if they have acted in good faith and conformed to a standard of reasonable care. Furthermore, and notwithstanding anything to the contrary in our charter or bylaws, Section 7 of the Colorado Revised Statutes Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to management or policy of the corporation unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes: (a) a violation of criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) an unlawful distribution; (d) in a proceeding by or in the right of the corporation or one or more of our shareholders, conscious disregard for our best interests or willful misconduct; or (e) in a proceeding brought by someone other than the corporation or one or more of our shareholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.

     We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by us.

Item 25. Other Expenses of Issuance and Distribution.

     The following table provides information regarding the various anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

                  Nature of Expense                           Amount
                  ------------------------                  -----------

Registration fee Accounting fees and expenses Legal fees and expenses Transfer agent fees Printing and related fees Miscellaneous

Total

Item 26. Recent Sales of Unregistered Securities.

On March 18, 2005 following the incorporation in Delaware, the following persons were issued shares in the new Delaware corporation for property and / or cash contributed.

                                     Name              Number of Shares
--------------------------------------------------- -----------------------
John K. & Leann Saunders                                        16,452,000
--------------------------------------------------- -----------------------
J.W. Roth                                                        2,295,000
--------------------------------------------------- -----------------------
Federal National Financial Corp. Pen & P/S Plan                  1,890,000
--------------------------------------------------- -----------------------
Jay D. Belk                                                      1,349,993
--------------------------------------------------- -----------------------
Conversion of Promissory Note                                       41,210
--------------------------------------------------- -----------------------
May 30 Private Placement                                         1,393,212
--------------------------------------------------- -----------------------
Underwriter Shares                                                 300,000
--------------------------------------------------- -----------------------
February 12 Private Placement                                    2,378,100
--------------------------------------------------- -----------------------
No. of shares repurchased                                       (8,250,000)
--------------------------------------------------- -----------------------
Total                                                          17,849,515*
--------------------------------------------------- -----------------------

* Does not include 18,000 shares issued in 1998.

     These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

     May 5, 2005 we issued 41,210 shares of our common stock for the partial conversion of the promissory note. These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as amended.

     On May 30, 2005 we issued 1,393,212 shares of our common stock and warrants to purchase 60,000 shares of our common stock to accredited investors in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended. The gross proceeds of this issuance were $845,200, and the net proceeds to us were shares sold $668,423, after fees expenses and other costs. We also issued 300,000 shares to the underwriter as part of their compensation. The issuance of these shares and the warrant was exempt under Regulation D and under
Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

     On February 12, 2006 we completed the sale of 2,378,100 shares of our common stock and warrants to purchase 237,810 shares of our common stock to accredited investors in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended. 7,200,000 shares were also repurchased from our principal shareholders for $0.05 per share and an additional 1,050,000 shares from two Board members for $0.50. The gross proceeds of this issuance were $1,981,750 and the net proceeds to us were $1,833,119 after fees, expenses and other costs. The issuance of these shares and the warrants were exempt under Regulation D and under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

Item 27. Exhibits

 Exhibit No.             Exhibit Description
         ---             -------------------
2.1*  Cattlefeeding.com, Inc. Asset Purchase Agreement
3.1*  Articles of Incorporation
3.2*  By-laws of the Registrant
4.1*  Form of the Registrant's Common Stock Certificate
4.2*  Registrant's 2005 Stock Option Plan
4.3*  Registrants Equity Incentive Plan
4.4*  Founders Non-Qualified Stock Option Plan
5.1   Form of Legal Opinion of Vanderkam & Associates
10.1* Lease dated June 27, 2005 for offices in Platte City, Missouri
10.2* Employment Agreement dated January 1, 2006 between the Registrant  and
      John K. Saunders
10.3* Employment Agreement dated January 1, 2006 between the Registrant and
      Leann Saunders
10.4* Employment Agreement dated February 1, 2006 between the Registrant and
      Mark McGregor
10.5* Consulting Agreement dated January 1, 2006 with Mark Byrne
10.6* Consulting Agreement dated April 1, 2005 between the Registrant and Jay
      Belk
10.7* Consulting contract dated April 1, 2005 between the Registrant and JW Roth 10.8* Marketing Contract dated February 2, 2006 with Merial Ltd.
10.9* Marketing Contract dated February 22, 2006 with Superior Livestock, Inc. 10.10*Sample Underwriter's Warrant

10.11*Lease Agreement effective April 15, 2006 for offices in Castle Rock,
      Colorado
10.12*Commercial Lease for offices in Platte City, Missouri

11.1 Computation of Earnings Per Share (included in the notes to Financial Statements included with the
      Prospectus)
23.1  Form of Consent of Vanderkam & Associates (included in Exhibit 5.1)
23.2  Consent of E. Randall Gruber, CPA PC
24.1  Power of Attorney (See the signature page of this Registration statement)


*      Previously Filed

Item 28. Undertakings.

(a)  The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities , a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424.

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropritate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing a registration statement on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Platte City, State of Missouri, on September 20, 2006.

Integrated Management Information, Inc.


/s/ John K. Saunders
------------------------------------------------------
John K. Saunders
President, Chief Executive Officer, and a Director

/s/ Mark D. McGregor
------------------------------------------------------
Mark D. McGregor, Chief Financial Officer and Principal
Accounting Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Arnie Geller and Brian Wainger, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

         Date          Signature                          Title
----------------- ------------------------ -----------------------------------
September 20, 2006 /s/John K. Saunders     Chairman, President, Chief Executive
                  ----------------------   Officer, and a Director
                   John K. Saunders


September 20, 2006 /s/ Mark D. McGregor    Chief Financial Officer and Principal
                  -----------------------  Accounting Officer
                  Mark D. McGregor

September 20, 2006 /s/ Dr. Gary Smith       Director
                  ----------------------
                  Dr. Gary Smith

September 20, 2006 /s/ Adam Larson          Director
                  ----------------------
                   Adam Larson

                                           Director
                  ----------------------
                   John Bellinger